UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Southern Copper Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 12, 2024

Dear Stockholder:

On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2024 annual meeting of stockholders which will be held on Friday, May 24, 2024, at 9:00 A.M. Mexico City time. The meeting will be held entirely online via live webcast at meetnow.global/MCA7CFR (the “Annual Meeting Website”). There will not be an option to attend the meeting in person. The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their Stockholders on the internet. We believe these rules allow us to provide our Stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. While you will not be able to attend the Annual Meeting at a physical location, we have designed the virtual Annual Meeting so that our Stockholders are given the same rights and opportunities to actively participate in the Annual Meeting as they would at an in-person meeting, using online tools to facilitate Stockholders access and participation. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the Annual Meeting by following the instructions available on the Annual Meeting Website. Attendance at the Annual Meeting will be limited to Stockholders only. You are entitled to participate in the Annual Meeting if you were a Stockholder as of the close of business on March 28, 2024, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting Website, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice.

Please vote your proxy promptly to ensure your shares are properly represented at the meeting. You can vote online or by requesting a printed copy of the proxy materials and using the enclosed proxy card to vote your shares. Please see page 1 for additional information on accessing the virtual meeting and how to vote your shares. You do not need to attend the virtual meeting to vote your shares.

Your vote is important. Whether or not you plan to attend the virtual annual meeting, we urge you to vote your shares as soon as possible by promptly submitting your proxy and voting instructions via the internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided. We appreciate your continued confidence in our Company and look forward to you joining us virtually on May 24, 2024.

Sincerely,

Germán Larrea Mota-Velasco	Oscar González Rocha
Chairman of the Board of Directors	President and Chief Executive Officer

7310 North 16th Street	Avenida Caminos del Inca No. 171,	Edificio Parque Reforma,
Suite 135,	Chacarilla del Estanque,	Campos Eliseos No. 400, 12th Floor,
Phoenix, AZ 85020	Santiago de Surco,	Col. Lomas de Chapultepec,
USA	C.P. 15038, Peru	Delegacion Miguel Hidalgo
TEL: +(602) 264-1375	TEL: +(511) 512-0440, ext. 3442	Mexico City, C.P. 11000, Mexico
TEL: +(52-55) 1103-5320

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2024

To the Stockholders of Southern Copper Corporation:

The annual meeting of stockholders of Southern Copper Corporation will be held on May 24, 2024, at 9:00 A.M., Mexico City time, and on any adjournment thereof. This year’s meeting will be held via a live audio webcast. There is no physical location for the annual meeting. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: meetnow.global/MCA7CFR. The purposes of the annual meeting of stockholders of Southern Copper Corporation are the following:

(1)	To elect our ten directors, who will serve until the 2025 annual meeting;
(2)

To ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for calendar year 2024;

(3)	To provide stockholders the opportunity to cast a non-binding advisory vote on our executive compensation;
(4)	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 28, 2024, will be entitled to vote at the annual meeting and at any adjournment or postponement of the meeting. A list of these stockholders will be made available electronically at: meetnow.global/MCA7CFR.

REVIEW THE PROXY STATEMENT AND VOTE ELECTRONICALLY BY VISITING: meetnow.global/MCA7CFR. YOU MAY ALSO VOTE BY MAIL BY signing, dating, and returning the enclosed proxy card in the envelope provided. You may also vote by attending the annual meeting virtually.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report. The proxy statement, proxy card and annual report on Form 10-K are available at www.edocumentview.com/SCCO. If you wish to attend the virtual meeting and vote your shares visit meetnow.global/MCA7CFR.

By order of the Board of Directors,
Jorge Lazalde
Secretary

Phoenix, Arizona, April 12, 2024

Your Vote is Important

Vote Online or

Mark, sign, date, and return your enclosed proxy card

PROXY STATEMENT

This proxy statement is furnished as part of the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Southern Copper Corporation (“SCC,” “us,” “our,” or the “Company”), 7310 North 16th Street, Suite 135, Phoenix, AZ 85020, USA; Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, C.P. 15038, Peru; and Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Delegacion Miguel Hidalgo, Mexico City, C.P. 11000 Mexico, of the proxies of all holders of SCC’s common stock (the “Common Stockholders” or “you”) to vote at the annual meeting to be held on May 24, 2024, and at any adjournment thereof. The annual meeting will be conducted exclusively by webcast. No physical meeting will be held. On or about April 12, 2024, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of March 28, 2024, and we posted our proxy materials on the website www.edocumentview.com/SCCO.

Your vote matters. Regardless of whether you plan to attend the virtual annual meeting, please promptly submit your proxy and voting instructions online or sign, date and return a proxy card. Stockholders are encouraged to vote and submit proxies in advance of the meeting by internet or mail as early as possible to avoid processing delays. Your cooperation is appreciated.

As more fully described in the Notice, shareholders may choose to access our proxy materials at www.edocumentview.com/SCCO or may request a printed set of our proxy materials on or before May 13, 2024. In addition, the Notice and website provide information regarding how you may request to receive proxy materials on an ongoing basis, in print form by mail, or electronically by email. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on March 28, 2024, the record date of the annual meeting, or if you hold a valid proxy for the annual meeting. You will be able to attend the annual meeting by webcast, vote your shares online and submit your questions during the meeting by visiting meetnow.global/MCA7CFR. To participate in the annual meeting, you will need to review the information included on the Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The online meeting will begin promptly at 9:00 A.M. Mexico City time. We encourage you to access the meeting prior to the start time to leave ample time to check in. Please follow the registration instructions as outlined below.

If you are a registered shareholder (i.e. you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the Notice or proxy card that you receive. You must register in advance to attend the virtual annual meeting if you hold your shares through an intermediary, such as a bank or broker. To register electronically, you must submit a request for registration by email labeled “Legal Proxy” and proof of your proxy power (legal proxy) reflecting your SCC holdings along with your name and email address to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received on or before May 20, 2024 by 5:00 P.M., Eastern Time. An email confirming your registration will follow. Requests for registration can also be made by mail and should be directed to our transfer agent at: Computershare, Attention: Southern Copper Corporation Legal Proxy; P.O. Box 43001, Providence, RI 02940-3001. Please forward the email containing your legal proxy from your broker or attach a PDF image of your legal proxy.

Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, provided in such proxy. If we receive a signed proxy with no voting instructions, such shares will be voted for the proposal to elect directors, for the proposal to ratify the selection by the Audit Committee of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited (“DTT”), as our independent accountants for the calendar year 2024, and for the approval of our executive compensation as described in this proxy statement. Any proxy may be revoked at any time prior to the exercise thereof by sending notice in writing to our Secretary or by written ballot voted at the virtual meeting or by delivery of a proxy card dated on a later date. If your shares are held in street name, you must contact your broker to revoke your proxy.

Our outstanding shares consist of common stock, par value $0.01 per share (the “Common Stock”). At the close of business on March 28, 2024, the record date for the annual meeting, we had 773,113,269 shares of Common Stock outstanding and entitled to vote at our annual meeting.

Unless stated otherwise, references herein to “dollars” or “$” are to U.S. dollars; references to “S/” are to Peruvian Soles; and references to “peso”, “pesos”, or “Ps.” are to Mexican pesos.

VOTING SECURITIES

Our Amended and Restated Certificate of Incorporation (the “Certificate”) provides that the number of directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on April 10, 2024, fixed the number of directors at ten. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the March 28, 2024 record date entitled to one vote at the annual meeting.

A plurality of the votes cast by you is required for the election of the ten directors. Abstentions are counted for quorum purposes but are not counted either as votes cast “For” or “Against” or “Withheld” from any nominee. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a “non-routine” proposal because the broker has not received voting instructions on that matter from the beneficial owner. The rules of the New York Stock Exchange (“NYSE”) determine whether matters presented at the annual meeting are “routine” or “non-routine” in nature. Pursuant to such rules, the election of directors is not considered a “routine” matter. Therefore, beneficial owners that hold their shares in “street name” will have to give voting instructions to their brokers in order for a broker to vote on such proposal. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard in the election of directors. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to elect directors.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means, at the meeting by the holders of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions are counted for quorum purposes. Abstentions are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement. Because the ratification of the appointment of independent accountants is considered a “routine” matter, and brokers have discretionary authority to vote on this matter without any instructions from the beneficial owners, we do not expect any broker non-votes in connection with this proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to ratify the selection of the independent accountants.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means, at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the advisory vote on executive compensation described in this proxy statement. Such advisory vote on executive compensation is non-binding; however, the Compensation Committee and the Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes are counted for quorum purposes. Abstentions and broker non-votes are not counted either as votes cast “For” or “Against” this proposal. Pursuant to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the NYSE rules, brokers are prohibited from voting uninstructed shares on executive compensation matters, including on the non-binding advisory vote on executive compensation and the frequency of future advisory votes on executive compensation discussed in this proxy statement. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to our Common Stock, the Common Stockholder’s proxy to vote shares of Common Stock will include the number of shares held for him by Computershare, the agent under the plan. If you do not send any proxy, the shares held for your account in the Dividend Reinvestment Plan will not be voted.

The rules of the Securities and Exchange Commission (“SEC”) permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one notice or set of annual meeting materials to multiple stockholders requesting the printed proxy material and who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Quorum

Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

ELECTION OF DIRECTORS

Ten nominees are proposed for election by you at the annual meeting. The nominees to be voted on by you are Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga, Enrique Castillo Sánchez Mejorada, Leonardo Contreras Lerdo de Tejada, Oscar González Rocha, Germán Larrea Mota-Velasco, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán and Jose Pedro Valenzuela Rionda. All of the nominees, except for Messrs. Arrigunaga and Valenzuela Rionda, are currently serving as directors of the Company.

Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors. The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán (each a “Special Designee”), and Leonardo Contreras Lerdo de Tejada (the “Board Designee”), has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. The Board of Directors at its meeting held on January 25, 2024, endorsed the selection of special independent directors made by the Special Nominating Committee, and also selected Messrs. Vicente Ariztegui Andreve and Enrique Castillo Sánchez Mejorada as our fourth and fifth independent directors. At its meetings held on April 1, 2024, and April 10, 2024, the Board of Directors approved the nominations of Messrs. Javier Arrigunaga and Jose Pedro Valenzuela Rionda as our sixth and seventh independent directors. For further information, please see the section on “Special Independent Directors/Special Nominating Committee.”

The Board of Directors considers and recruits candidates from all sources, including nominations recommended by stockholders, to fill the positions on the Board of Directors taking into account the Board of Directors’ current composition and core competencies, and the needs of the Board as a whole. The composition, skills and needs of the Board of Directors change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. Recommendations for director nominees should be sent in writing to our Secretary (see “Proposals and Nominations of Stockholders” below). The Board of Directors applies selection criteria for Board membership that require that Board members possess, among other personal characteristics, integrity and accountability, high ethical standards, financial literacy for the members serving on the Audit Committee, high performance standards and business competency, informed judgment, mature confidence, an open mind, intelligence and judgment, sufficient time to devote to Company matters, and a history of achievement. Additionally, special independent directors must satisfy the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed). The Board of Directors applies the same selection criteria for the evaluation of candidates from all sources.

To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to rapidly changing market conditions, a host of core competencies need to be represented on the Board.

The Board possesses the required Board core competencies, with each member contributing knowledge, experience and skills in one or more areas, including accounting and finance, management, business judgment, industry knowledge, international markets, leadership, strategy and vision, and crisis response.

The Board of Directors also considers diversity in identifying candidates to fill positions on the Board. We believe that our current Board is diversified as it includes individuals from different professional backgrounds, with different viewpoints, professional experience, education, skills, and other individual qualities and attributes that augment the talents of management to operate the business of the Company and accomplish the primary goal of maximizing stockholder value, while observing ethical standards and adhering to the laws of the jurisdictions wherein it operates.

Our Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board of Directors evaluates whether the Board’s current policy on diversity continues to be optimal for SCC and its stockholders.

Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies in the enclosed form received by us will be voted by us, unless authority is withheld, for the election of the nominees named below. If any nominee should be unavailable for election, such proxies will be voted by us for another individual chosen by the Board of Directors as a substitute for the unavailable nominee. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

NOMINEES FOR ELECTION AS DIRECTORS

The following ten individuals have been nominated for election to the Board of Directors.

Germán Larrea Mota-Velasco
Non-Independent Director & Chairman of the Board	Director since:	1999
Age: 70	Committees:	Corporate Governance, Compensation and
Career Highlights:		Executive Committees

Mr. Larrea has been Chairman of the Board of Directors since December 1999 and was Chief Executive Officer from December 1999 to October 2004. He has been Chairman of the board of directors, President and Chief Executive Officer of Grupo México, S.A.B. de C.V. (“Grupo Mexico”) (holding) since 1994. Mr. Larrea has been Chairman of the board of directors and Chief Executive Officer of Grupo Ferroviario Mexicano, S.A. de C.V. (railroad company) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the board of directors since 1981. He is also Chairman of the board of directors and Chief Executive Officer of Empresarios Industriales de México, S.A. de C.V. (“EIM”) (holding) and Fondo Inmobiliario (real estate company), since 1992. Mr. Larrea presides over every Board meeting and since 1999 has been contributing to the Company his education, his leadership skills, industry knowledge, strategic vision, informed judgment and over 20 years of business experience, especially in the mining sector. As Chairman and Chief Executive Officer of Grupo Mexico, of Grupo Ferroviario Mexicano, S.A. de C.V. and of EIM, a holding company engaged in a variety of business, including mining, construction, railways, real estate, and drilling, he brings to the Company a valuable mix of business experience in different industries.

Oscar González Rocha
Non-Independent Director, President & Chief Executive Officer	Director since:	1999
Age: 86	Committees:	Corporate Governance, Compensation and
Career Highlights:		Executive Committees

Mr. González Rocha has been our President since December 1999 and our President and Chief Executive Officer since October 21, 2004. Mr. González Rocha has been Chief Executive Officer and director of Asarco LLC (integrated U.S. copper producer), an affiliate of the Company, since August 2010 and President, Chief Executive Officer of Americas Mining Corporation (“AMC”) a holding company of Grupo Mexico, since 2015. Previously, he was the President, General Director and Chief Operating Officer of Minera Mexico S.A. de C.V. from December 1999 to October 20, 2004. Mr. González Rocha has been a director of Grupo Mexico since 2002. He was General Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Buenavista del Cobre, S.A. de C.V. (formerly Mexicana de Cananea, S.A. de C.V.) from 1990 to 1999. He was an alternate director of Grupo Mexico from 1988 to April 2002. Mr. González Rocha is a civil engineer with a degree from the Autonomous National University of Mexico (“UNAM”) in Mexico City, Mexico. Mr. González Rocha is a civil engineer by profession and a businessman with over 40 years of experience in the mining industry. He has been associated with our Mexican operations since 1976. His contributions to the Company include his professional skills, his leadership, an open mind and a willingness to listen to different opinions. Mr. González Rocha has proven his ability to deal with crises to lessen negative impacts to the Company. His devotion of time to the Company and his hands-on management of the operations in Mexico and Peru contribute to his effective leadership of the Company. Mr. González Rocha has been recognized as Copper Man of the Year 2015 and was inducted into the American Mining Hall of Fame in December 2016 in Tucson, Arizona and into the Mexican Mining Hall of Fame in October 2017 in Guadalajara, Mexico.

Vicente Ariztegui Andreve
Independent Director	Director since:	2018
Age: 70	Committees:	Audit, Sustainability and Executive Committees
Career Highlights:

Mr. Ariztegui Andreve is Managing Director and Chairman of Aonia Holding, a wholly owned private investment firm he founded in 1989. Aonia has made investments in the following industries: gold mining, global commodity trading, retailing (e.g., dutyfree shops), infrastructure (e.g. airport terminal operation), asset management and real estate. Over the last five years, Mr. Ariztegui has continued to invest in private entities, aside from managing his real estate holdings. Mr. Ariztegui Andreve worked as a Corporate Banker and Vice President of international operations and trade finance for Citibank in New York and Mexico City (1979-1987). He founded and was President and Chief Executive Officer of MK Metal Trading, a global based metal and mineral-copper, zinc, lead, gold and silver concentrates-trading company. After 18 years in business (1994-2012), he sold MK Metal Trading to a larger global trader (i.e., Ocean Partners Holdings Limited). Mr. Ariztegui Andreve currently serves as a member of the Board of Directors of a few non-public companies: InverCap Holding (pension fund manager), Alvamex (international storage and logistics), ALTUM (senior secured private debt manager). He is a former director of Dufry AG (leading global retailer and airport duty free operator), Latin American Airport Holdings (airport infrastructure and terminal operator), Satelites Mexicanos (SATMEX Satellite operator in Mexico), Banco Mexicano (Banking), Grupo Financiero Inverlat (financial services), Minera Santa Gertrudis (gold mining), University Club of Mexico and Club de Golf Chapultepec. During the last five years, Mr. Ariztegui has not served as a director of any US public company. Mr. Ariztegui Andreve became a member of the Audit Committee on July 22, 2021, and founding Chairman of the Sustainability Committee on July 21, 2022. He is one of our “Audit Committee Financial Experts”, as the term is defined by the SEC. He brings to the Company his education in finance, from his academic studies (Wharton MBA) and his vast experience in business in the financial (e.g., his tenure as corporate banker at Citibank), mining, and commercial fields. He also adds to the Board of Directors his leadership experience and expertise attained through his participation as a director of other companies.

Javier Arrigunaga
Independent Director Nominee	Director since:	Nominee
Age: 60	Committees:	None
Career Highlights:

Mr. Javier Arrigunaga is the managing director of Xokan S.C., a financial advisory firm, since 2014 and Chairman of the Board of Grupo Aeromexico S.A. de C.V. since 2015 and a director thereof since 2007. He was Chairman of Aeromexico’s Restructuring Committee through its successful Chapter 11 process during the Covid-19 pandemic until 2022. He is also a director and Chairman of the Audit Committee of El Puerto de Liverpool S.A. de C.V., Mexico’s largest department store since 2019 and a director and Chairman of the Nominations and Compensation Committee of Gentera S.A.B. de C.V., the largest microfinance bank of Latin America since 2015. Additionally, he serves on the Board of Directors of Dine S.A.B. de C.V. and Kuo S.A.B. de C.V. (Grupo DESC), a large real estate, industrial and resort development Mexican conglomerate since 2019 and a member of the technical committee of Casa de Bolsa GBM S.A. de C.V., a leading brokerage house in Mexico, since 2021. He is a member of the governing board of the Universidad Iberoamericana A.C., his Alma Mater (UIAC) since 2012 and a director of the Mexico City Bankers Club (Club de Banqueros) since 2013. Mr. Arrigunaga is on the advisory board of two philanthropies: Fundacion Haciendas del Mundo Maya, a foundation that fosters human and community development in the Yucatan Peninsula since 2018 and La Vaca Independiente, an organization devoted to education and environmental conservation since 2018. He is also a founding partner and director of Prestanomico S.A.P.I. de C.V., a Fintech specialized in lending as a service, since 2016.

Mr. Arrigunaga was also the Chairman of the Mexican Bankers Association from 2013 to 2014. He was the Chief Executive Officer of Citi Banamex from 2010 to 2014, where he also held several senior positions since 2002. He was a member of the Citigroup Management Committee from 2011 to 2014. Additionally, he has served on the Board of Directors of the Mexican Stock Exchange from 2008 to 2010, Grupo Financiero Banamex S.A. de C.V. from 2010 to 2014, Casa de Bolsa Accival S.A. de C.V. from 2010 to 2014 and, the Mexican Banking and Securities Commission from 1993 to 1997. He is a founding member and was Chairman of the governing board of the Interactive Museum of Economy (MIDE) from 2006 to 2010. Mr. Arrigunaga holds a law degree from the Universidad Iberoamericana in Mexico City, Mexico and a Master of Laws (LLM) specialized in Corporate Law and Finance from Columbia University in New York, New York. Mr. Arrigunaga brings to the Board of Directors his informed judgment and his vast experience in business in the financial sector and his diversified business experience gained through his participation as a director of other companies.

Enrique Castillo Sánchez Mejorada
Independent Director	Director since:	2010
Age: 67	Committees:	Audit and Compensation Committees
Career Highlights:

Mr. Castillo Sánchez Mejorada is our fifth independent director. From May 2013 to December 2020, Mr. Castillo Sánchez Mejorada was Senior Partner of Ventura Capital Privado, S.A. de C.V. (Mexican financial company). From October 2013 to April 2021, he was Chairman of the board of directors of Maxcom Telecomunicaciones, S.A.B. de C.V. (Mexican telecommunications company). From April 2011 to May 2013, Mr. Castillo Sánchez Mejorada was a senior advisor at Grupo Financiero Banorte, S.A.B. de C.V. (“GF Norte”) a financial holding institution that controls a bank, a broker dealer and other financial institutions in Mexico. From October 2000 to March 2011, Mr. Castillo Sánchez Mejorada was the Chairman of the board of directors and Chief Executive Officer of Ixe Grupo Financiero, S.A.B. de C.V., a Mexican financial holding company that merged into GF Norte in April 2011. In addition, from March 2007 to March 2009, Mr. Castillo Sánchez Mejorada was the President of the Mexican Banking Association (Asociación de Bancos de México). Currently, Mr. Castillo Sánchez Mejorada is Chairman of the Board of Banco Nacional de Mexico, S.A. (Citibanamex) and Chairman of the Board CBM Banco, S.A., one of the largest banks in Mexico, and member of the board of Grupo Financiero Citibanamex, where he serves as a member of the practices committee and audit committee. He serves as an independent director on the board of directors of (i) Grupo Herdez, S.A.B. de C.V., a Mexican holding company for the manufacture, sale and distribution of food products; (ii) Alfa, S.A.B. de C.V., a Mexico-based holding company that, through its subsidiaries, is engaged in the petrochemical and food processing sectors. Mr. Castillo Sánchez Mejorada also serves as a member of the audit committee of (iii) Médica Sur, S.A.B. de C.V., a Mexico-based company engaged in the hospital business; and (iv) Laboratorios Sanfer, S.A. de C.V., one of the leading companies in the Mexican pharmaceutical market. He is also a Senior Advisor for General Atlantic in Mexico, a private equity firm based out of New York. Mr. Castillo Sánchez Mejorada holds a Bachelor’s degree in Business Administration from the Anáhuac University, in Mexico City, Mexico.

Leonardo Contreras Lerdo de Tejada
Non-Independent Director	Director since:	2021
Age: 38	Committees:	Corporate Governance, Special Nominating,
Career Highlights:		and Executive Committees

Mr. Leonardo Contreras Lerdo de Tejada has been a director of the Company since May 2021. He joined AMC on September 10, 2018. He was appointed President of ASARCO in January 2019, Director for Commercial and Supply Chain of AMC in August 2019, President of IMMSA, a subsidiary of the Company that integrates the underground operations, in August 2020 and Chief Financial Officer of AMC in January 2022. Mr. Contreras Lerdo de Tejada has more than 10 years of experience in private equity, investment banking, and entrepreneurship. Prior to joining AMC, Mr. Leonardo Contreras Lerdo de Tejada founded and worked at Murano Capital in September 2015, a private investment vehicle. Mr. Contreras Lerdo de Tejada holds a BS in Industrial Engineering from Universidad Anahuac in Mexico City and earned an MBA degree from the University of Chicago Booth School of Business. Mr. Contreras Lerdo de Tejada is the son-in-law of Mr. German Larrea Mota-Velasco. Mr. Leonardo Contreras Lerdo de Tejada brings to the Company his operating, human capital, and financial skills from more than 10 years of experience in private equity, investment banking and entrepreneurship.

Luis Miguel Palomino Bonilla
Independent Director	Director since:	2004
Age: 64	Committees:	Audit, Special Nominating and Sustainability Committees
Career Highlights:

Dr. Palomino is the President of the Peruvian Economics Institute (a think tank) since April of 2022, after having served as Director, Consultant and Chief Executive Officer since January of 2007. He is also a director of the Masters in Finance Program at the University of the Pacific in Lima, Peru since July 2009 and an Associate of the Franklin Delano Roosevelt Institute since December 2022 to date. Dr. Palomino is a member of the board of directors of Laboratorios Portugal (personal care products manufacturer) since September 2017, a member of the board of directors of Summa Capital, S.A. (corporate consulting firm) since April 2014, and was a director of Mall Aventura, S.A., from March 2021 to March 2023. Dr. Palomino was a member of the board of directors and Vice-chairman of the Central Bank of Peru (Banco Central de Reserva del Peru) from September 2016 to October 2021. He was the Chairman of the board of directors of Aventura Plaza, S.A. (commercial real estate developer and operator) from January 2008 to June 2016, member of the board of directors and Manager of the Peruvian Economic Institute (economic think tank) from April 2009 to August 2016, Partner of Profit Consultoria e Inversiones (a financial consulting firm) from July 2007 to July 2016, and a member of the board of directors and chairman of the audit committee of the Bolsa de Valores de Lima (Lima Stock Exchange) from March 2013 to July 2016. Dr. Palomino was Principal and Senior Consultant of Proconsulta International (financial consulting) from September 2003 to June 2007. He was First Vice President and Chief Economist, Latin America, for Merrill Lynch, Pierce, Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Dr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor, and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania and graduated from the Economics Program of the University of the Pacific in Lima, Peru. Dr. Palomino is a member of our Audit Committee and a special independent director nominee. He is also one of our “Audit Committee Financial Experts,” as the term is defined by the SEC. Dr. Palomino contributes to the Company his education in economics and finance, acquired from extensive academic studies, including a PhD in Finance from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania, his expertise, his wise counsel, and his extensive business experience gained from his past and current activities from serving as a financial analyst, including of the mining sectors in Mexico and Peru.

Gilberto Perezalonso Cifuentes
Independent Director	Director since:	2002
Age: 81	Committees:	None
Career Highlights:

Mr. Perezalonso is a member of the board of directors of Gigante, S.A. de C.V. (retail and real estate) and Blasky (hotel chain in Baja California, Mexico). Mr. Perezalonso was Chairman of the board of directors of Volaris Compañía de Aviación, S.A.P.I. de C.V. (airline) from March 2, 2011 to November 2014. He was Chief Executive Officer of Corporación Geo, S.A. de C.V. (housing construction) from February 2006 to February 2007. Mr. Perezalonso was the Chief Executive Officer of Aeroméxico (Aerovías de México, S.A. de C.V.) (airline company) from 2004 until December 2005. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa, S.A.B. (media company). From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra, S.A. de C.V. (retail and department stores), the most recent position being that of General Director of Administration and Finance. He was also a member of the Advisory Council of Banco Nacional de México, S.A. de C.V. (banking), member of the board of directors and the investment committee of Afore Banamex (banking), the board and the investment committee of Siefore Banamex No. 1 (banking), Masnegocio Co. S. de R.L. de C.V. (information technology), Intellego (technology), Telefónica Móviles México, S.A. de C.V. (wireless communication), Marhnos Construction Company (housing construction), and Fomento de Investigación y Cultura Superior, A.C. (Foundation of the Iberoamerican University in Mexico). Mr. Perezalonso was also a director of Cablevision, S.A. de C.V., and a member of the audit committee of Grupo Televisa, S.A.B. from March 1998 to September 2009. Mr. Perezalonso has a law degree from the Iberoamerican University in Mexico City, Mexico and a Masters degree in Business Administration from the Business Administration Graduate School for Central America (INCAE) in Nicaragua. Mr. Perezalonso has also attended a Corporate Finance program at Harvard University in Cambridge, Massachusetts.

Carlos Ruiz Sacristán
Independent Director	Director since:	2004
Age: 74	Committees:	Special Nominating Committee
Career Highlights:

Mr. Ruiz Sacristán has been the owner and Managing Partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects since 2001 and since January 2022, is a strategic advisor to Sempra Infrastructure, an operating subsidiary of Sempra Energy. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communications and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the board of directors of the Mexican-owned companies in the sector, and member of the board of directors of development banks. He was also the Chairman of the board of directors of Asarco LLC. Mr. Ruiz Sacristán was Chairman of the board of directors and Executive President of IEnova, the Mexican operating subsidiary of Sempra Energy from September 2020 to November 2021. Mr. Ruiz Sacristán was Chief Executive Officer of Sempra North American Infrastructure Group from 2018 until September 2020. Prior to this appointment, Mr. Ruiz Sacristán was Chairman and Chief Executive Officer of IEnova from 2012 to 2018 and a member of the board of directors of Sempra Energy from 2007 to 2012. He is a member of the boards of directors of Constructora y Perforadora Latina, S.A. de C.V. (Mexican geothermal exploration and drilling company), Banco Ve Por Mas, S.A. (Mexican bank), and Byline Bancorp. Mr. Ruiz Sacristán holds a Bachelor’s Degree in Business Administration from the Anáhuac University in Mexico City, Mexico, and a Masters degree in Business Administration from Northwestern University in Chicago, Illinois. Mr. Ruiz Sacristán is one of our special independent director nominees. Mr. Ruiz Sacristán contributes to the Company his extensive business studies, including a Masters Degree in Business Administration from Northwestern University in Chicago, Illinois, his investment banking experience and his broad business experience as a former Chief Executive Officer of PEMEX (Mexican oil company), combined with his distinguished career in the Mexican government as a former Secretary of  Communications and Transport of Mexico and as a director of Mexican-owned enterprises and financial institutions. Mr. Ruiz Sacristán also brings to the Board of Directors his informed judgment and his diversified business experience gained from serving on the board of directors and of the audit, and environmental and technology committees of Sempra Energy, a Fortune 500 energy service company, based in San Diego, California, as the former Chairman of Asarco LLC, and as the Chief Executive Officer of IEnova.

Jose Pedro Valenzuela
Independent Director Nominee	Director since:	Nominee
Age: 57	Committees:	N/A
Career Highlights:

Mr. Jose Pedro Valenzuela is the Managing Partner of AB Capita, S.C., a Financial advisory firm for high and ultra-high net-worth clients since October 2021. He is a member of the board of directors, President of the Credit Committee, and member of the Risk Committee of Corporacion Actinver, S.A.B. de C.V., since 2021. He is also a member of the Board of Directors of Alterna Asesoria Internacional.

From 1996 to 2021, he worked at Corporacion Actinver, S.A.B. de C.V., where he served as Chief Financial Officer and as the Chief Executive officer of Actinver Casa de Bolsa, among other key positions, and participated in the diversification, growth and expansion of the business. Mr. Valenzuela has a degree in Business Administration from the Universidad Iberoamericana in Mexico City, Mexico and a postgraduate degree in finance from the Tecnológico de Monterrey in Monterey, Mexico. He holds the following licenses from the Financial Industry Regulatory Authority (“FINRA”): a Series 24 General Securities Principal; a Series 7 General Securities Representative; and a Series 63 Uniform Securities and Figure 3 Investment Strategies Advisor from the Mexican Association of Stock Market Institutions (“AMIB”). Mr. Valenzuela is the nephew by marriage of Mr. German Larrea Mota-Velasco. Mr. Valenzuela brings to the Board of Directors more than 37 years of professional experience in the financial and investment sector and his diversified business experience gained through his participation as a director of other companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2023, beneficial owners of more than five percent of our outstanding Common Stock.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock

Americas Mining Corporation, 7310 North 16th St, Suite 135 Phoenix, AZ 85020(a)(a)	687,405,997	88.9%
(a)	As reported in Amendment No. 16 to the Schedule 13D filed with the SEC by Grupo Mexico and AMC on October 31, 2011, and as updated by subsequent reports of the holding companies. AMC and Grupo Mexico share the power to dispose and vote the shares of our Common Stock. AMC is wholly owned by Grupo Mexico.

SECURITY OWNERSHIP OF MANAGEMENT

The information set forth below as to the shares of our Common Stock beneficially owned by the directors and executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group is stated as of March 31, 2024.

	Southern Copper Corporation
	Shares of Common Stock	Percent of Outstanding
Director/Executive Officer	Beneficially Owned(a)	Common Stock
Germán Larrea Mota-Velasco	376,766	(b)
Oscar González Rocha	134,539	(b)
Vicente Ariztegui Andreve	6,400	(b)
Javier Arrigunaga	0
Enrique Castillo Sánchez Mejorada	1,200	(b)
Leonardo Contreras Lerdo de Tejada	6,000	(b)
Edgard Corrales	0
Raúl Jacob	0
Jorge Lazalde	0
Luis Miguel Palomino Bonilla	5,014	(b)
Gilberto Perezalonso Cifuentes	28,941	(b)
Carlos Ruiz Sacristán	23,874	(b)
Jose Pedro Valenzuela Rionda	0
Lina Vingerhoets	0
All nominees, directors and executive officers as a group (16 individuals)	582,734
(a)	Information with respect to beneficial ownership is based upon information furnished by each nominee, director or executive officer. All nominees, directors and executive officers have sole voting and investment power over the shares beneficially owned by them.
(b)	Less than 0.5%.

In addition, the following information is provided in satisfaction of applicable rules of the SEC. Grupo Mexico, the indirect majority stockholder of the Company, is a Mexican corporation with its principal executive offices located at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Delegación Miguel Hidalgo, Mexico City, C.P. 11000, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange (GMEXICO).

The largest shareholder of Grupo Mexico is EIM, a Mexican corporation. The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, railways, real estate, and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

BENEFICIAL OWNERSHIP OF GRUPO MEXICO
as of December 31, 2023

	Grupo Mexico
	Shares of	Percent of
	Common Stock	Outstanding
Director/Executive Officer	Beneficially Owned	Common Stock(a)
Germán Larrea Mota-Velasco	1,496,185,168	19.03%
Oscar González Rocha	3,932,096	(a)
Vicente Ariztegui Andreve	0
Javier Arrigunaga	27,900	(a)
Enrique Castillo Sánchez Mejorada	0
Leonardo Contreras Lerdo de Tejada	93,224	(a)
Edgard Corrales	36,000	(a)
Raúl Jacob	151,844	(a)
Jorge Lazalde(b)	290,997	(a)
Luis Miguel Palomino Bonilla	0
Gilberto Perezalonso Cifuentes	0
Carlos Ruiz Sacristán	70,262	(a)
Jose Pedro Valenzuela Rionda	0
Lina Vingerhoets	16,000	(a)
All nominees, directors and executive officers as a group (16 individuals)	1,500,803,491
(a)	Less than 0.5%
(b)	Mr. Lazalde has the right to acquire 15,000 additional shares of Grupo Mexico under the Grupo Mexico Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is currently composed of three independent directors: Messrs. Luis Miguel Palomino Bonilla, Enrique Castillo Sánchez Mejorada and Vicente Ariztegui Andreve.

Mr. Palomino Bonilla chaired the Audit Committee in 2023. He was elected to the Board of Directors and the Audit Committee on March 19, 2004. Mr. Enrique Castillo Sánchez Mejorada was elected to the Board of Directors on July 26, 2010. He has served on the Audit Committee since April 18, 2013. Mr. Ariztegui Andreve was elected to the Board of Directors on April 25, 2018. He serves on the Audit Committee since July 22, 2021.

Our Board of Directors determined that Messrs. Vicente Ariztegui Andreve, Luis Miguel Palomino Bonilla and Enrique Castillo Sánchez Mejorada are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla and Vicente Ariztegui Andreve are the Audit Committee Financial Experts, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Messrs. Palomino and Ariztegui satisfy the audit committee financial expertise requirements of the SEC and the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets these requirements in its business judgment. The Audit Committee met six (6) times in 2023, with 100% attendance by all of its members.

On April 25, 2017, the Audit Committee created a subcommittee on related party transactions, composed of three of its members, with the authority to review related party transactions, including material affiliate related party transactions. In 2023, the subcommittee had six (6) videoconferences and met two (2) times in person, with 100% attendance by Messrs. Luis Miguel Palomino Bonilla and Vicente Ariztegui Andreve. Mr. Enrique Castillo Sanchez Mejorada attended 100% of the videoconference and 50% of the in-person meetings.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our website (www.southerncoppercorp.com). The charter for the Audit Committee sets forth the authority and responsibilities of the

Audit Committee. The last amendment to the Charter of the Audit Committee was approved by the Board of Directors on July 22, 2010.

The functions of the Audit Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Audit Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with the Audit Committee’s responsibilities, the Audit Committee has taken the following actions:

(1)	reviewed and discussed the consolidated audited financial statements with management and the independent accountants;
(2)

discussed with the independent accountants, DTT, the matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board and the SEC, as amended or supplemented from time to time;

(3)

received the written disclosures and the letters from DTT required by applicable requirements of the Public Company Accounting Oversight Board regarding DTT’s communications with us concerning independence, and has discussed with DTT its independence from us and our management;

(4)

discussed with our internal and independent accountants, DTT, the overall scope and plans of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

(5)

recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC; and

(6)	selected DTT as the Company’s independent accountants for 2024. Such selection is submitted for ratification by you at this annual meeting.

The Audit Committee, as of December 31, 2023

Luis Miguel Palomino Bonilla
Vicente Ariztegui Andreve
Enrique Castillo Sánchez Mejorada

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of fees we were or will be billed by DTT for professional services rendered for the 2023 and 2022 fiscal years, respectively.

Fee Category	2023 Fees	2022 Fees
Audit Fees	$1,621,979	$1,303,992
Audit-Related Fees	$257,357	$341,667
Tax Fees	$211,824	$97,440
All Other Fees	$0	$0
Total Fees	$2,091,160	$1,743,099

Audit Fees

Audit Fees consist of fees for professional services rendered by DTT for the audit of our financial statements and those of our subsidiaries in Mexico and Peru, as well as our subsidiary in Argentina, and of our branches in Peru and Chile, which are included in our Annual Report on Form 10-K, fees for the review of the financial statements included in our quarterly reports on Form 10-Q, and fees for services that are customarily rendered in connection with statutory and regulatory filings, including services in connection with the audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002. For the fiscal years of 2023 and 2022, the Company paid a total of $1,621,979 and $1,303,992, respectively, in Audit Fees.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services provided by DTT, not described above under “Audit Fees,” in connection with the performance of the review and audit of the quarterly and annual financial statements of the Company, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards, which amounted to $257,357 in the 2023 fiscal year and $341,667 in the 2022 fiscal year.

Tax Fees

Tax Fees for the 2023 fiscal year consisted of $211,824 for services related to the review of the 2022 annual tax returns of sixteen subsidiaries of Minera Mexico S.A. de C.V.; the analysis of the tax treatment of donations made by OMIMSA, OMINAC and METCO, the analysis of the tax treatment of fixed assets retirements that are no longer useful; the review of tax calculations from 2021 to 2023 for the regularization of the following Canadian entities: 4394895 Canada Inc., 4394909 Canada Inc., and 9329374 Canada Inc.; the transfer price study for 13 additional Mexican subsidiaries; the review of fiscal position for 8 Mexican subsidiaries; the A-9 multiple return for 6 Mexican subsidiaries; technical support for the analysis of 2023 ore concentrate exports and the review of the Grupo Mexico Transfer Price Master Report and the related Affidavit. Tax Fees for the 2022 fiscal year consisted of $97,440 for services related to changes to certain adjustments to taxable income for capitalized development costs, leachable inventory and other ancillary computation, the analysis of the tax treatment of financial instruments acquired by MexCobre and the way to transfer the results to its related parties in certain Mexican subsidiaries; the review of the annual tax return of Proyecciones Urbanísticas S. de R.L. de C.V. for fiscal year 2021; attention to the requirements issued by the tax authorities with respect to the tax revisions for Mexicana del Cobre S.A. de C.V. and Operadora de Minas e Instalaciones Mineras S.A. de C.V. for fiscal year 2016; and update of the tax analysis of withholding rate applicable to dividends paid by Minera Mexico.

Audit Committee Pre-Approval Policies and Procedures

Our management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of the independent accountants. On July 19, 2010, the Audit Committee decided that management could engage the services of the independent accountants for special projects in amounts up to $30,000, provided they would be approved at the next scheduled Audit Committee meeting. Management could only engage the services of the independent accountants for up to two special projects each calendar year, not exceeding $60,000. For services between $30,000 and $60,000, the services would have to be approved by the Chairman of the Audit Committee and would have to be reported to the full Audit Committee at the next scheduled Audit Committee meeting. For services in excess of $60,000, the approval of the entire Audit Committee would be required prior to the engagement. In 2023, all services provided by DTT were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE REPORT

Our Company was acquired in late 1999 by Grupo Mexico, our indirect majority stockholder, which owns 88.9% of our Common Stock as of December 31, 2023. Because we are a “controlled company,” as defined by the NYSE we do not have a Compensation Committee comprised entirely by independent directors. Moreover, because we are a controlled company, as defined under Rule 10C-1(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from Rule 10C-1 of such act. During 2023, the Compensation Committee was composed of Messrs. Germán Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, a director, and Enrique Castillo Sánchez Mejorada, an independent director. Mr. Xavier Garcia de Quevedo Topete passed away in October 2023.

The Compensation Committee met one time in 2023. The Compensation Committee shall have the authority to delegate any of its authority to subcommittees designated by the Committee to the extent permitted by law. The Compensation Committee may delegate its administrative duties to the Chief Executive Officer or other members of senior management, as permitted by applicable law and regulations.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2023 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee, as of December 31, 2023
Germán Larrea Mota-Velasco
Oscar González Rocha
Enrique Castillo Sánchez Mejorada

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation approach and the elements of compensation provided to our named executive officers for 2023. For 2023, the named executive officers were Messrs. Oscar González Rocha, Raúl Jacob, Edgard Corrales, Jorge Lazalde, and Ms. Lina Vingerhoets (the “Named Executive Officers”).

This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table and other compensation tables, and the information on related party transactions in this proxy statement.

Background and Role of Executive Officers in Determining Compensation:

Our Chairman and certain of our other Named Executive Officers, including Mr. Oscar González Rocha, assist and advise the Compensation Committee with respect to the compensation of our executive officers generally. Messrs. Oscar González Rocha, our President and Chief Executive Officer; Raúl Jacob, our Vice President, Finance, Chief Financial Officer and Treasurer; Edgard Corrales, our Vice President, Exploration; Jorge Lazalde, our Secretary; and Ms. Lina Vingerhoets, our Comptroller, do not participate in any discussion relating to their respective compensation.

We are providing, in satisfaction of applicable rules of the SEC, information regarding compensation paid by us, or by one or more of our subsidiaries or affiliates, to our Named Executive Officers. Mr. Oscar González Rocha joined us in late 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since March 2000. Mr. Raúl Jacob has held various positions with the Company since 1992, primarily focused on financial planning, corporate finance, investor relations and project evaluation, before being appointed as our Comptroller on October 27, 2011, and our Vice President, Finance and Chief Financial Officer on April 18, 2013, after resigning from the Comptroller office. Mr. Corrales has held various positions with the Peruvian Branch of the Company since 1983. Mr. Lazalde, our Secretary since April 2016, has been a Director, Executive Vice President and General Counsel of Asarco LLC since December 2009 and General Counsel of AMC since October 2015, both subsidiaries of Grupo Mexico. Ms. Lina Vingerhoets has been our Comptroller since April 2016. Previously she was Assistant Comptroller from April 2015 to April 2016. Ms. Vingerhoets has worked for the Company in various accounting, financial planning, finance, internal control and SEC reporting capacities since 1991.

Mr. Germán Larrea Mota-Velasco, our Chairman, is an executive officer of Grupo Mexico and is compensated by Grupo Mexico. In 2023, Mr. Larrea has received only fees and stock awards for his services as a member of our Board of Directors.

Compensation Objectives:

Our objectives in compensating our Named Executive Officers are to encourage the achievement of our business objectives and superior corporate performance by our Named Executive Officers. Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing stockholder value. The principal objective of our compensation practices is to reward and retain executives with key core competency critical to our long-term management strategy. We reward results rather than on the basis of seniority, tenure or other entitlement. We believe that our executive compensation practices align compensation with our business values and strategy.

What Is Our Compensation Designed to Reward?

Our compensation is designed to reward our Named Executive Officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encourage innovation in our employees, conceptualize key trends, evaluate strategic decisions, and continuously challenge our employees to sharpen their vision and excel in performing their duties. We also reward our Named Executive Officers for achieving the business plans that the Board of Directors has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which we operate, mainly in Peru and Mexico.

Why Do We Choose to Compensate Our Executives?

We choose to compensate our employees, including our Named Executive Officers, to grant them basic financial security at levels consistent with competitive local practices. We believe that the compensation we provide to our employees, including our Named Executive Officers, permits us to retain our highly skilled and qualified workforce.

We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable. Peruvian and Mexican law require us to pay salaries to our employees commensurate with each employee’s job requirements, experience and skillset and to share 8% of the annual pre-income tax profits of our Peruvian Branch with our Peruvian employees and 10% of the annual pre-income tax profits of our Mexican operations with our Mexican employees. The salary level of each employee is determined by us. We pay salaries and bonuses to reward and retain our excellent employees, including our Named Executive Officers. We also provide other Company-sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our Named Executive Officers. The Peruvian five percent increase in monthly salary for every five years of service evolved as a benefit bargained by our labor unions and was later extended to all salaried employees. The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including Named Executive Officers working in Peru.

How Do We Determine Each Element of Compensation?

The Company’s management team and Compensation Committee make the decisions to grant salary increases and bonuses for the Named Executive Officers of the Company after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each Named Executive Officer measured in the areas of production, safety and environmental responsiveness (both individually and as compared to other officers of the Company). In addition, management and the Compensation Committee consider years of service, future challenges and objectives, the potential contributions of each officer to the future success of our Company, total executive compensation, and the Company’s overall financial performance.

When we increase base salaries for our Named Executive Officers, we use a tabulation. The base salary increases take into account the individual’s position, as well as his/her results and job performance in the relevant year. Base salary increases are not granted indiscriminately to employees. Instead, they are granted to reward individuals who facilitate the achievement of the Company’s corporate goals. Our corporate goals include increasing production and lowering costs in a safe environment, maintaining customer satisfaction and market leadership, and enhancing stockholder value.

We promote our Named Executive Officers from within our organization and we hire new executives through recruiters. We also use Human Resources consultants, such as the Hay Group from time to time, which provide us with comparative salary data for the sought position extracted from their database relating to comparable companies in Mexico and Peru. The information provided from time to time by the Human Resources consultants is not customized for the Company. Although our Compensation Committee has the authority and necessary funding to engage compensation and other advisers, it has not engaged such advisers in the period 2020-2023.

The salaries provided by the Human Resources consultants from their database are used by us as an indication of the prevailing market salaries in Peru and Mexico. In Peru, such consultants provide us with salaries, which they report were paid or offered to potential candidates by mining companies operating in Peru. The reports of the Human Resources consultants have included the past salary information from Peruvian companies or Peruvian subsidiaries, such as the following: Xstrata Tintaya, S.A., Minera Yanacocha Peru, Hochschild Mining, plc, Compañía Minera Antamina, S.A., Minera Barrick Misquichilca, S.A., Minsur S.A., Gold Fields La Cima, S.A.A., and Sociedad Minera Cerro Verde, S.A.A. In Mexico, the consultants have provided us with salaries, which they reported were paid or offered to potential candidates by mining companies operating in Mexico. The reports of the Human Resources consultants have included the past salary information from Mexican companies or Mexican subsidiaries, such as the following: Newmont Mining Corporation, Pan American Silver Corporation, Industrias Peñoles, S.A.B. de C.V., Grupo Bacis, S.A. de C.V., Mexicoro, S.A. de C.V., Minera BHP Billiton, S.A. de C.V., and Minera Phelps Dodge de Mexico S. de R.L. de C.V. The above listing is for illustration purposes only, as the list of companies used by Human Resources consultants may vary from year to year. Additionally, we have not made an independent verification of the salary information reported by the Human Resources consultants.

We factor this comparative salary information into our decision-making process by targeting our personnel compensation policies, including the compensation of the Named Executive Officers, generally toward the median and third quartile of market compensation.

In 2021 and 2022, the reported median base salaries for S&P 500 chief executives were $1,272,800 and $1,175,000 respectively. Although the 2023 report was not available at the time of print, we believe that the median base salary for 2023 will continue the same trend as last year. Even though we are not one of the constituent companies of the S&P 500 index, we have a market capitalization that would permit us to compare ourselves with the companies that constitute such index. We have compared the 2021 and 2022 salaries of Mr. Oscar González Rocha with the reported median base salaries of S&P 500 chief executives and determined that the salaries paid to him are below the reported median. Similarly, we believe that the salary of Mr. Oscar González Rocha in 2023 will be below the reported median for 2023.

The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law for all salaried employees. We also sponsor programs to recruit and retain qualified employees working in Peru and Mexico.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), we may not deduct, with certain exceptions, compensation in excess of $1 million to the Principal Executive Officer, the Principal Financial Officer and our three other most highly compensated officers (other than the Principal Executive Officer or the Principal Financial Officer) as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers’ salaries do not enter into the calculation of US source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

We take into account each element of compensation to determine the overall compensation of our executives. It is our practice to tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participation. In years in which the profit participation is high, the bonus or incentive cash payment will be reduced. In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives. The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of any such bonuses depend, among other things, on our financial performance, our intensive capital investment plan, our projected future cash flow generation from operations, and our liquidity in general. We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The discretionary cash bonus payments granted to our executives and non-executive employees are not based on pre-established performance targets or on targets that have been previously communicated to the executives or the employees. The granting of specific awards and the amount of each award are discretionary and substantially uncertain until we decide to award them. Without limiting this, from time to time, larger discretionary cash bonuses are granted to certain of our Named Executive Officers in recognition of said Named Executive Officers’ performance during the year and to reward them for their leadership, vision and focus.

Disclosure on Result of the Non-Binding Advisory Vote on Executive Compensation (“Say-on-Pay”):

Every year we provide our Common Stockholders with the opportunity to cast an advisory vote on executive compensation. At our annual meeting of stockholders held on May 26, 2023, 99.03% of the votes cast on said proposal were voted in favor of the proposal. Our Compensation Committee and management team believe this affirms our Common Stockholders’ support of our approach to executive compensation, therefore no material changes were made to our approach. We will continue to consider the outcome of future advisory votes on executive compensation when making future compensation decisions for the Named Executive Officers. In addition, a substantial majority of the votes cast on the Say-on-Pay frequency vote proposal in 2023 were in favor of holding a Say-on-Pay vote every year, and as a result, we have continued to hold this vote on an annual basis. In addition, a substantial majority of the votes cast on the Say-on-Pay frequency vote proposal were in favor of holding a Say-on-Pay vote every year, and as a result, we will continue to hold this vote on an annual basis.

Summary:

Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results. We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

Peruvian Compensation Practices:

Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive’s total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our Named Executive Officers in Peru, Messrs. Oscar González Rocha, Raúl Jacob and Edgard Corrales, and Ms. Lina Vingerhoets received cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law. We also sponsor programs to recruit and retain qualified employees working in Peru. Additionally, Grupo Mexico offers certain key employees, including our Named Executive Officers, eligibility under stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses to our Named Executive Officers is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of same depend on numerous factors including, among others, our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The cash incentive payments granted to our Named Executive Officers are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them.

All our Peruvian employee compensation is denominated in Peruvian Soles. We convert the Peruvian Soles into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options or other equity incentive awards to any of our Named Executive Officers in Peru since 2000. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our Named Executive Officers, a stock purchase plan (the “Employee Stock Purchase Plan”) through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value at the date of the grant. Every two years employees are able to acquire title to 50% of the shares paid in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight-year period of the plan. At the end of the eight-year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight-year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the dividends payable with respect to the purchased shares will be used to reduce the remaining liability owed for such shares. No stock bonuses under the Employee Stock Purchase Plan were granted to our Named Executive Officers in 2023.

Grupo Mexico also offers a stock purchase plan for certain members of its executive management and the executive management of its subsidiaries and certain affiliated companies (“Executive Stock Purchase Plan”). Under this plan, participants receive incentive cash bonuses that are used to purchase shares of Grupo Mexico and which are deposited in a trust. Messrs. Oscar González Rocha and Jorge Lazalde received a discretionary cash bonus of $98,874 and $130,079 respectively, in 2023, which was used to purchase shares under this plan. This bonus is reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

The Company has two non-contributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Messrs. González Rocha, Jacob, Corrales and Ms. Vingerhoets are not covered by our non-contributory retirement plans. They are covered by the Peruvian private pension system (“AFP”), a mandatory pension system. As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts. The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years. Employees received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system. Messrs. Jacob and Corrales and Ms. Vingerhoets received a payment of $5,486, $2,040 and $1,869, respectively, in 2023 pursuant to the requirements of the AFP law. These payments are included in the compensation reported for Messrs. Jacob and Corrales and Ms. Vingerhoets.

Severance Benefits:

We do not have corporate plans providing severance benefits to our Named Executive Officers in Peru. Our Named Executive Officers only receive severance benefits provided by Peruvian law. If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee’s salary for the remaining of the term of his or her employment agreement. Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to an amount equal to one and one-half times his or her monthly salary for each year of service up to a maximum of eight years or the equivalent of twelve months of salary. Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as “Compensación por Tiempo de Servicios” (CTS) in Peru and as further described below. Our Named Executive Officers in Peru do not have change of control employment agreements. Our Named Executive Officers in Peru, including Messrs. Jacob and Corrales and Ms. Vingerhoets, do not have employment agreements. However, Mr. Oscar González Rocha, our Chief Executive Officer, who is an expatriate, has an employment agreement described below.

Expatriate Employees:

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, the Company has agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha may resign at any time by providing us with 30 days’ notice. The employment agreement also provides that we may dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Our non-Peruvian contract employees and their dependents receive travel benefits to return to their home country at the end of each year and return to Peru at the commencement of each year of the contract. Additionally, this benefit includes travel to their home country at the termination of the contract.

Discretionary Cash Compensation:

(a)	Base Salary:

Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets received $436,857, $151,575, $120,147 and $92,697 in 2023 as annual salary, respectively.

None of the Peruvian Named Executive Officers received salary increases in 2023. The differences in the comparison of the 2023 and 2022 salaries for Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets are due to foreign exchange conversion rates. The Company’s functional currency is the U.S. dollar and salaries, as are all significant portions of our Peruvian operating costs, are denominated in Peruvian Soles. Accordingly, when inflation and the Peruvian currency fluctuations occur, reported salaries can be affected. Mr. Oscar González Rocha’s base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law. In general, the base salaries of our Named Executive Officers in Peru follow the guidelines of salaries of other key employees of the Company.

(b)	Bonus:

Mr. Oscar González Rocha received a discretionary cash bonus of $98,874 in 2023 in recognition of his performance and to reward him for his leadership, vision and focus, which is reflected in the Summary Compensation Table under the Bonus column. This discretionary cash bonus is the bonus paid under the Executive Stock Purchase Plan. Messrs. Jacob and Corrales and Ms. Vingerhoets did not receive discretionary cash incentive bonuses in 2023. The amount of the discretionary cash bonus of Mr. González Rocha is reflected in the Summary Compensation Table under the Bonus column.

Peruvian Mandated Cash Compensation:

(a)	Profit Sharing in the Profits of Our Peruvian Branch:

Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-income tax profits of our Branch with all of our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary. The excess is paid to a Peruvian pro-employment fund and to the regional governments in Peru where we operate, which include Lima, Arequipa, Moquegua, and Tacna in Peru.

Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets received $248,622, $104,777, $89,515, and $68,716, respectively, in 2023 as participants in the pre-tax earnings of our Peruvian Branch. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Peruvian Legal Holiday and Other Bonuses:

Peruvian law also requires payment each year of one month’s salary to each employee as a bonus for Peruvian Independence holidays and Christmas. Peruvian law requires the payment of six days’ salary to every employee, including Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets, every year in which May 1 falls on a Sunday or five days’ salary if it falls on a weekday (“Labor Day Bonus”). Peruvian law also requires the payment of a bonus to each salaried and non-salaried employee, including Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets for the celebration of Miners’ Day. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column.

In 2023, Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets received, $93,327, $36,093, $30,348 and $21,773 as Peruvian Independence holidays, Christmas, Labor Day and Miners’ Day bonuses, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c)	Termination of Employment Compensation or CTS:

Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee’s choosing, in an individual account, which accrues interest paid by said bank. For all legal purposes, the chosen bank acts as trustee of the deposited amounts. The CTS funds can only be fully withdrawn when the employee terminates employment. In 2023, the Congress of Peru passed a law that provided an exception to the CTS rules, which allowed employees to withdraw all or part of their CTS funds through December 31, 2023.

In 2023, we deposited for Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets, $54,032, $20,621, $17,415 and $12,539, respectively, as CTS compensation. For further details on the Peruvian mandated severance benefits see above under “Severance Benefits.” These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(d)	Peruvian Mandated Company Housing:

Peruvian mining law requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for all our salaried and non-salaried employees, including for Mr. González Rocha. No other Peruvian Named Executive Officer enjoys this benefit.

(e)	Peruvian Mandated Family Assistance:

Peruvian law requires that we provide family assistance, which consists of 10% of the legal minimum salary, to all our salaried and non-salaried employees, including Messrs. González Rocha, Jacob and Corrales, who are married or have children under the age of 18. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column. No other Peruvian Named Executive Officer enjoys this benefit.

Cash Compensation under Company Sponsored Programs:

(a)	Vacation Compensation:

We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

Mr. González Rocha’s vacation bonus and travel in 2023 amounted to $36,405 and is reflected in the Summary Compensation Table under the All Other Compensation column. In 2023, Messrs. Jacob and Corrales and Ms. Vingerhoets received $14,924, $12,018 and $9,104 as vacation bonus and travel, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Five Percent Benefit or “Quinquenio”:

We also provide voluntarily to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the “quinquenio.”

In 2023, Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets received $87,371, $45,472, $46,557, and $27,809 as quinquenio, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c)	Other Company Sponsored Programs:

We provide a small family assistance subsidy mandated by Peruvian law to expatriate employees and certain executives. In 2023, Messrs. González Rocha, Jacob and Corrales received minor subsidies under this program which are reflected in the All Other Compensation column in the Summary Compensation Table. Additionally, said column reflects modest Christmas gifts given to all salaried and non-salaried employees, including Messrs. González Rocha, Jacob and Corrales and Ms. Vingerhoets.

Other Benefits:

(a)	Company Housing, Medical Benefits and Club Membership:

We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters, and we pay for his business club membership in Lima, Peru. We reflect $34,800 in 2023 for the housing benefit and minor subsidies for medical benefits and a club membership in the Summary Compensation Table under the All Other Compensation column.

(b)Company Provided Car and Driver:

Messrs. González Rocha, Jacob, Corrales, and Ms. Vingerhoets and other key salaried employees are provided with a Company car and a driver or a Company car without a driver. We consider that the use of Company cars by Messrs. González Rocha, Jacob, Corrales, and Ms. Vingerhoets and by other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

(c)Tax Gross-Up:

We provide certain key employees a cash benefit as reimbursement for the payment of taxes on compensation received under the Stock Purchase Plans of Grupo Mexico. In 2023, Mr. Oscar González Rocha received $42,374 as a tax gross-up payment, which is reflected in the Summary Compensation Table under the All Other Compensation column.

(d)Affiliate Directors’ Fees:

Messrs. González Rocha, Jacob, and Corrales each received $25,200 in 2023 for services as directors of Coimolache S.A. (“Coimolache”), respectively, which is reflected in the Summary Compensation Table under the All Other Compensation column. The Company has a 44.2% participation in Coimolache.

Mexican Compensation Practices:

Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance. We may also look at the compensation levels of comparable companies, as described above.

Our Named Executive Officer in Mexico, Mr. Jorge Lazalde receives cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law. We also sponsor programs to recruit and retain qualified employees working in Mexico. Additionally, Grupo Mexico offers certain key employees, including our Named Executive Officers, eligibility under stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses to our Named Executive Officers is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend on numerous factors, including, among others, our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The cash incentive payments granted to our Named Executive Officers are not based on pre-established performance targets or targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them.

All our Mexican employee compensation is denominated in Mexican Pesos. We convert the Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options or other equity incentive awards to any of our Named Executive Officers in Mexico since 2000. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our Named Executive Officers, the Employee Stock Purchase Plan through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value on the date of grant. Every two years employees are able to acquire title to 50% of the shares paid in the previous two years. The employees pay for shares purchased through monthly payroll deductions over the eight-year period of the plan. At the end of the eight-year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight-year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the dividends payable with respect to purchased shares will be used to reduce the remaining liability owed for such shares. No stock bonuses under the Employee Stock Purchase Plan were granted to our Named Executive Officers in 2023.

Grupo Mexico also offers the Executive Stock Purchase Plan for certain members of its, its subsidiaries and certain affiliated companies’ executive management. Under this plan, participants receive incentive cash bonuses which are used to purchase shares of Grupo Mexico and which are deposited in a trust. Mr. Lazalde received a discretionary cash bonus of $130,079 under the Executive Stock Purchase Plan in 2023. This bonus is reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law. In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

Under the Mexican pension plan, non-union employees of Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Mr. Lazalde, earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60. Mr. Lazalde received a contribution under the Mexican pension plan. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column. An employee may choose to retire at age 75 only upon receiving the proper consent of the participating company.

Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees’ contributions with an additional 3%. The funds are then invested in treasury or in marketable securities. The fiduciary of such investment funds is an institution authorized by the Mexican government. The plan is administered by a technical committee composed of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company. The plan may be amended or terminated at any time at the Company’s discretion, but such amendment or termination must preserve acquired rights of the employees.

Regardless of the manner in which an employee’s employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment. Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan. In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

Severance Benefits:

We do not have corporate plans providing severance benefits to our Named Executive Officers in Mexico. Our Named Executive Officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations. Our Named Executive Officers in Mexico do not have change of control or employment agreements.

Discretionary Cash Compensation:

(a)	Base Salary:

Mr. Lazalde received $224,458 as base salary in 2023. The base salary of Mr. Lazalde increased 17.27% from 2022 to 2023 due to a 3.5% increase and 11.73% appreciation of the Mexican Peso in the foreign exchange conversion.

(b)	Bonus:

Mr. Lazalde received a discretionary cash bonus of $130,079 under the Executive Stock Purchase Plan in 2023. This bonus is reflected in the Summary Compensation Table under the Bonus column.

Mexican Mandated Cash Compensation:

(a)	Profit Sharing in the Profits of Our Mexican Operations:

Mexican law requires us, as well as all other mining companies in Mexico, to share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee. Mr. Lazalde received compensation as participation in the pre-income tax earnings of our Mexican operations. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Mexican Christmas Bonus:

Mexican law also requires payment each year of at least 15 days salary to each employee, with at least one completed year of service, as a bonus for Christmas. We give our employees in Mexico one month’s salary as Christmas bonus. Mr. Lazalde received $19,337 as a Christmas bonus in 2023. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

(c)	Vacation Compensation:

We provide vacation bonuses for all our salaried employees with at least one completed year of service, including our Named Executive Officers in Mexico, as required by Mexican law. This vacation bonus consists of at least 25% of the salary earned during the vacation period. Mr. Lazalde received a vacation bonus of $18,072 in 2023. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

Cash Compensation under Company Sponsored Programs:

(a)	Mexican Pension Plan:

We offer our employees of Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan. Mr. Lazalde received benefits as employer contributions under our Mexican pension plan in 2023. We reflect these benefits in the Summary Compensation Table under the All Other Compensation column. A more detailed description of the principal features of the Mexican pension plan can be found under “Pension Plan” above.

(b)	Mexican Savings Plan:

We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary). These amounts are invested by us in marketable securities. Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan. Mr. Lazalde received contributions under our Mexican savings plan, which are reflected in the Summary Compensation Table under the All Other Compensation column.

Other Company Provided Benefits:

(a)	Medical Insurance and Other Benefits:

Mr. Lazalde received minor contributions for medical insurance benefits and food vouchers. This amount is reflected in the Summary Compensation Table under the All Other Compensation column.

(b)	Company Provided Car and Driver:

Mr. Lazalde and other key salaried employees are provided with a Company car and a driver. We consider that the use of Company cars by Mr. Lazalde and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Mexico, is required for security reasons and is consistent with local practice.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation earned by, awarded to, paid by us, or by one or more of our subsidiaries or affiliates, to Messrs. González Rocha, Jacob, Corrales and Lazalde and to Ms. Vingerhoets for services rendered in all capacities to us for the fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021. Mr. Germán Larrea Mota-Velasco, our Chairman, received no compensation from us in 2023, 2022 and 2021 for services other than as a director.

Summary Compensation Table(a)

Gross Annual Compensation

				All Other
Name and Principal Position	Year	Salary	Bonus(b)	Compensation(c)	Total
Oscar González Rocha	2023	$436,857	$98,874	$635,385	$1,171,116
President and CEO	2022	$426,399	$173,387	$621,168	$1,220,954
	2021	$421,409	$185,936	$854,740	$1,462,085
Raúl Jacob	2023	$151,575	$—	$257,074	$408,649
Vice President Finance and CFO	2022	$147,946	$—	$237,146	$385,092
	2021	$135,205	$15,699	$292,057	$442,961
Edgard Corrales	2023	$120,147	$—	$226,983	$347,130
Vice President, Exploration	2022	$117,271	$—	$204,349	$321,620
	2021	$115,898	$14,487	$275,631	$406,016
Julian Jorge Lazalde	2023	$224,458	$130,079	$88,714	$443,251
Secretary	2022	$191,405	$51,265	$80,978	$323,649
	2021	$189,925	$50,603	$79,938	$320,466
Lina Vingerhoets	2023	$92,697	$—	$143,694	$236,391
Comptroller	2022	$90,478	$—	$132,408	$222,886
	2021	$85,923	$—	$183,233	$269,156

(a)

Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Soles and Mexican Pesos. We convert the Peruvian Soles and Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period. The average rate in 2023 for Peruvian Soles was 3.746 Soles for each U.S. dollar. The average rate in 2023 for Mexican Pesos was 17.762 Mexican Pesos for each U.S. dollar.

(b)	The 2023 cash bonus of Messrs. González Rocha and Jorge Lazalde reflects amounts paid under the Executive Stock Purchase Plan.

(c)	All Other Compensation for Mr. González Rocha consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
•	$248,622 in 2023 as profit sharing in the profits of our Peruvian Branch;
•	$101,822 in 2023 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
•	$54,032 in 2023 as termination of employment or CTS; and
•	Family Assistance
(ii)	Cash Compensation Under Company Sponsored Programs:
•	$36,405 as a vacation bonus and travel in 2023;
•	$87,371 in 2023 as five percent benefit or Quinquenio; and
•	2023 Compensation under other Company sponsored programs.
(iii)	Other Benefits:
•	$34,800 for the use of our corporate Lima residence and minor subsidies for medical benefits and a business club membership in 2023; and
•	$42,374 in 2023 as a tax gross-up payment.
(iv)	Affiliate Director’s Fees:
•	$25,200 in 2023 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.

All Other Compensation for Mr. Raúl Jacob consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
•	$104,777 in 2023 as profit sharing in the profits of our Peruvian Branch;
•	$39,040 in 2023 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
•	$20,621 in 2023 as termination of employment or CTS; and
•	Family Assistance
(ii)	Cash Compensation Under Company Sponsored Programs:
•	$14,924 in 2023 as vacation bonus and travel;
•	$45,472 in 2023 as five percent benefit or Quinquenio; and
•	2023 Compensation under other Company sponsored programs.
(iii)	Affiliate Director’s Fees:
•	$25,200 in 2023 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.

All Other Compensation for Mr. Edgard Corrales consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
•	$89,515 in 2023 as profit sharing in the profits of our Peruvian Branch;
•	$32,684 in 2023 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
•	$17,415 in 2023 as termination of employment or CTS; and
•	2023 Family Assistance
(ii)	Cash Compensation Under Company Sponsored Programs:
•	$12,018 in 2023 as vacation bonus and travel;
•	$46,557 in 2023 as five percent benefit or Quinquenio; and
•	2023 Compensation under other Company sponsored programs.
(iii)	Affiliate Director’s Fees:
•	$25,200 in 2023 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.

All Other Compensation for Mr. Jorge Lazalde consists mainly of:

(i)	Cash Compensation Mandated by Mexican Law:
•	Mexican Christmas bonus of $19,337 in 2023;
•	Mexican vacation bonus of $18,072 in 2023; and
•	$37,101 Compensation in 2023 as profit participation.
(ii)	Cash Compensation Under Company Sponsored Programs:
•	2023 contributions under our Mexican pension and health plans;
•	2023 contributions under our Mexican savings plan; and
•	2023 Compensation under other Company programs, consisting of food vouchers.

All Other Compensation for Ms. Vingerhoets consists mainly of:

(i)	Cash Compensation Mandated by Peruvian Law:
•	$68,716 in 2023 as profit sharing in the profits of our Peruvian Branch;
•	$23,575 in 2023 as Peruvian legal holiday, Labor Day and Miners’ bonuses;
•	$12,539 in 2023 as termination of employment or CTS.
(ii)	Cash Compensation Under Company Sponsored Programs:
•	Vacation bonus and travel compensation in 2023;
•	$27,809 in 2023 as five percent benefit or Quinquenio; and
•	2023 Compensation under other Company sponsored programs.

Outstanding Equity Awards at Fiscal Year-End

No options to purchase shares in the Company or other equity incentive awards have been granted since 2000. No options, equity awards or equity-based awards were outstanding on December 31, 2023. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Stock Vested at Fiscal Year-End

No options were exercised since 2000. No stock award vested as of December 31, 2023.

Retirement Plans

See descriptions above under “Pension Plans.”

Severance Benefits

As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law, as applicable.

HEDGING POLICY

On March 8, 2019, the SEC adopted final rules that require companies to disclose any practices or policies regarding the ability of employees and directors to engage in certain hedging transactions with respect to the Company’s securities. The SEC rules do not require companies to adopt new hedging policies or amend previously approved hedging policies. The Securities Law Compliance Policy of the Company, approved by the Board of Directors on April 23, 2009, provides the following hedging policy:

Hedging

Certain forms of hedging or monetization transactions (such as zero-cost collars) are complex transactions that can present unique insider trading risks. Therefore, the Company strongly discourages board members, officers, employees, and agents covered by this Policy from engaging in such transactions. Any such person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the General Counsel, Secretary or Assistant Secretary of SCC, and it is strongly recommended that such person consult with his or her broker/financial advisor and tax advisor. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel, Secretary or Assistant Secretary of SCC at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

CLAWBACK POLICY

In accordance with Section 10-D of The New York Stock Exchange Listed Company Manual and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, in 2023 the Board of Directors adopted a policy for the recovery of erroneously awarded incentive-based compensation (i.e., Clawback Policy) to provide for the recovery of erroneously awarded incentive-based compensation paid to Executive Officers in certain circumstances. This policy enables the Company to recoup incentive-based compensation paid to Executive Officers based on erroneously prepared financial statements due to fraud or misconduct, to the extent that such executive’s incentive compensation was based on the misstated financial statements. The Company adopted the Clawback Policy as required by the applicable rules and is providing this information for compliance purposes only. The Company does not utilize financial performance-based measures to compensate its Executive Officers.

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Act, we are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee including (i) the median of the total annual compensation of the employees of Southern Copper Corporation, not including the CEO (“median employee”); (ii) the total annual compensation of the CEO; and (iii) the ratio of the total annual compensation of the CEO to the amount of the median employee’s total annual compensation.

Based on the methodology described below, the total annual compensation of the median employee for 2023 was $52,775 and the total annual compensation of our CEO was $1,171,116. As a result, the calculated ratio of our CEO's total annual compensation to the median employee’s total annual compensation for fiscal year 2023 is 22.19 to 1.

We used our entire global employee population, other than the CEO, as of a determination date of December 31, 2023 to estimate the median employee. To identify the Company’s median employee, we used a Consistently Applied Compensation Measure (CACM) of annual base salary for 2023 with values converted into U.S. dollars based on the average monthly exchange rate for 2023. We compiled annual base salary data for all employees and then selected our median employee from a group of employees with a salary within +/-1% of the median employee under the CACM. Our median employee is a full-time, hourly employee based in Mexico. After identifying the median employee, we calculated the total annual compensation for this employee using the same methodology we use for our named executive officers as disclosed in the Summary Compensation Table.

Our pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules based on our payroll and employment records and the methodology described above. In light of the various different methodologies, assumptions, adjustments and estimates that companies apply as permitted under the SEC rules to determine the ratio, and because workforce demographic can vary across companies, our reported pay ratio may not be comparable to the pay ratio reported by other publicly traded companies. There have been no changes that we reasonably believe would significantly affect the pay ratio disclosure set forth herein.

PAY vs. PERFORMANCE

In 2023, the SEC adopted final rules requiring public companies to provide, starting with this proxy statement, a Pay versus Performance disclosure. The following Pay versus Performance table (the “PVP Table”) provides the disclosure regarding executive compensation for our principal executive officer, Mr. Oscar Gonzalez Rocha (“PEO”) and our named executive officers (“Non-PEO” “NEOs”) and the Company’s financial performance for the fiscal years 2023, 2022, 2021 and 2020 (each of 2023, 2022, 2021 and 2020, a “Covered Year”).

The following table discusses Total Compensation as calculated in the Summary Compensation Table (“SCT”) and Compensation Actually Paid (“CAP”) in accordance with SEC rules for Mr. Oscar Gonzalez Rocha, our current CEO and the average of both compensation measures for our NEOs for the Covered Years. Additionally, the PVP Table discloses the selected peer group, as well as the Company’s net income, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023. The PVP Table also provides information about the results for certain measures of financial performance during each of the Covered Years.

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the PVP Table and related information for compliance purposes only. Neither the Compensation Committee nor the executives of the Company directly use the information contained in the PVP Table or the related disclosures as presented when making compensation decisions. Because we do not link executive compensation actually paid to the Company’s financial performance, we have not included any financial performance measures in the PVP Table or related disclosures below.

					Value of Initial Fixed $100 Investment Based on
Year	Summary Compensation Table Total for Oscar Gonzalez Rocha	Compensation Actually Paid to Oscar Gonzalez Rocha (3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEO's (4)	Total Shareholder Return (1)	Peer Group Total Shareholder Return (2)	Net Income (in millions)
2023	$1,171,116	$1,171,116	$358,855	$358,855%	49.1%	20.1	$2,425.20
2022	$1,220,954	$1,220,954	$313,312	$313,312%	3.5%	11.5	$2,638.50
2021	$1,462,085	$1,462,085	$359,650	$359,650%	-0.3%	34	$3,397.10
2020	$1,406,789	$1,406,789	$287,380	$287,380%	56.8%	14.4	$1,570.40
1.	The comparison of total shareholder returns assumes that $100 was invested on December 31 of the prior year in Southern Copper Corporation and that dividends were reinvested when paid.
2.	The selected peer group is the S&P Metals and Mining Select Industry Index, which is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K.
3.	To calculate Compensation Actually Paid (“CAP") for the PEO on the PVP Table, there were no actuarial changes in pension value, pension related adjustments or equity award adjustments to report. Therefore, no adjustments were required to be made to the SCT total in accordance with SEC methodology for determining CAP for the PEO for each year shown.

4.	To calculate CAP for the Non-PEOs NEO’s on the PVP Table, there were no actuarial changes in pension value, pension related adjustments or equity award adjustments to report. Therefore, no adjustments were required to be made to the SCT total in accordance with SEC methodology for determining CAP for the Non-PEOs NEO’s for each year shown.

The following graph further illustrates the relationship between the Company’s total shareholder return and that of the S&P Metals and Mining Select Industry Index for the period indicated.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not NEOs) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. Based on the Compensation Committee’s review of our incentive compensation practices and discussions of the concept of risk as it relates to our compensation policies and practices, we have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company. For more information regarding our compensation policies and practices, see the section entitled “Compensation Discussion and Analysis” beginning on page 14.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, and Leonardo Contreras Lerdo de Tejada, our directors representing Grupo Mexico, are executive officers and/or directors of Grupo Mexico or its affiliates. During 2023, Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, and Enrique Castillo Sánchez Mejorada were on the Compensation Committee of the Board of Directors. See also “Related Party Transactions.”

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act, require that the Company’s stockholders be given the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of the Company’s Named Executive Officers in the Summary Compensation Table. The Compensation Discussion and Analysis begins on page 14 of this proxy statement. As discussed thereunder, the Board of Directors believes that the Company’s long-term success depends, in large measure, on the talents of the Company’s employees. The Company’s compensation practices play a significant role in the Company’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Company’s compensation system are to comply with the requirements of Peruvian and Mexican laws, to fit with the Company’s goals and objectives and to retain its key executives and reward them appropriately for their positive results. The compensation of the Company’s Named Executive Officers is in line with the compensation of other key employees of the Company. Additionally, the compensation of Mr. Oscar González Rocha, our Chief Executive Officer, is below the reported compensation of other chief executive officers of companies with comparable market capitalization.

The proposal for a non-binding advisory vote on executive compensation provides stockholders with the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this is an advisory vote, it will not be binding upon the Company, its Board of Directors, or its Compensation Committee. However, the Company, its Board of Directors, and its Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements to the extent they can determine the cause or causes of any significant negative voting results. The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes. Abstentions and broker non-votes are not counted either as votes cast “For” or “Against” the proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

The Board of Directors recommends that stockholders vote FOR approval of this resolution.

RELATED PARTY TRANSACTIONS

In 2023, we entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates. These transactions include the lease of office space, air and railroad transportation, construction services, energy supply, and other products and services related to mining and refining. We lend and borrow funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest and are subject to review and approval by senior management, as are all related party transactions.

Grupo Mexico, our ultimate parent and our majority indirect stockholder, and its affiliates, provide various services to us directly or indirectly through subsidiaries. In 2023, these services were primarily related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative, and other support services. We paid Grupo Mexico Servicios S.A. de C.V. and AMMINCO Apoyo Administrativo, S.A. de C.V. (“AMMINCO”), both subsidiaries of Grupo Mexico, for these services. The total amount paid by us to AMMINCO and Grupo Mexico Servicios for such services in 2023 was $30.1 million. We expect to continue to pay for these support services in the future.

In 2023, our Mexican operations paid $53.0 million for freight services provided by Ferrocarril Mexicano, S.A. de C.V., and $224.6 million for power supplied by Mexico Generadora de Energia S. de R.L. (“MGE”), which are all subsidiaries of Grupo Mexico. Additionally, our Peruvian and Mexican operations paid $77.8 million for engineering and construction services provided by Grupo Mexico Servicios de Ingenieria S.A. de C.V. and Mexico Compañia Constructora, S.A. de C.V., all subsidiaries of Grupo Mexico. In 2023, the Company received from MGE $66.3 million for natural gas and services.

In 2012, the Company signed a power purchase agreement with MGE, whereby MGE will supply some of the Company’s Mexican operations with power through 2032. MGE has two natural gas-fired combined cycle power generating units, with a net total capacity of 516.2 megawatts, and has been supplying power to us since December 2013. Currently, MGE is supplying 7.6% of its power output to third-party energy users; compared to 1.4% at December 31, 2022.

In 2014, Mexico Generadora de Energía Eolica S. de R.L. de C.V., an indirect subsidiary of Grupo Mexico, located in Oaxaca, Mexico, acquired Eolica el Retiro, a windfarm with 37 wind turbines. This company started operations in January 2014 and began to sell power to Industrial Minera Mexico, S.A. de C.V. and subsidiaries (“IMMSA”) and other subsidiaries of Grupo Mexico in the third quarter of 2014. In 2023, Eolica el Retiro supplied approximately 12% of its power output to IMMSA and Mexcobre, both subsidiaries of the Company. Our Mexican operations purchased power from Eolica for $2.3 million in 2023.

In 2023, the Company’s Mexican operations purchased $30.4 million in copper concentrates, starter sheets, cathodes, bars and a fixed asset and tolling fees from Asarco LLC, a subsidiary of Grupo Mexico. In 2022, the Company sold $39.6 million in sulfuric acid and lime, also received fees for transportation and administrative services that were provided to Asarco LLC.

In 2023, the Company donated $4.3 million to Fundacion Grupo Mexico, A.C., an organization dedicated to promoting the social and economic development of the communities close to the Company’s Mexican operations.

The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including transportation, aviation, entertainment and real estate. The Company engages in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to the lease of office space, air transportation and entertainment services.

In 2023, we paid to Mexico Transportes Aereos S.A. de C.V. (“Mextransport”) $2.8 million for aviation services provided to our Mexican operations. In 2023, the Company’s Mexican operations paid $0.7 million and $0.4 million to Boutique Bowling de Mexico S.A de C.V. and Operadora de Cinemas S.A. de C.V. for entertainment services, respectively. These companies are controlled by the Larrea family. In addition, in 2023 the Company received $0.1 million and $0.1 million from Mexico Transportes Aereos S.A. de C.V., and Operadora de Cinemas S.A. de C.V., respectively, for building rental and maintenance services provided by our Mexican operations. Additionally, in 2023 the Company’s Mexican operations received $2.3 million from Mextransport for reimbursement of maintenance expenses for rental services. In 2023, we received $0.5 million from Empresarios Industriales de Mexico S.A. de C.V. for security services.

In 2023 we did not have purchase or sales activities with companies having relationships with our executive officers.

The Company has a 44.2% participation in Compañia Minera Coimolache S.A. (“Coimolache”), which it accounts for on the equity method. Coimolache owns Tantahuatay, a gold mine located in the northern part of Peru. Messrs. Gonzalez Rocha, Jacob and Corrales are directors of Coimolache. In addition, the Company has a 30.0% participation in Apu Coropuna S.R.L. (“Apu Coropuna”), which accounts for the equity method. Apu Coropuna is a company, which undertakes exploration activities in the Pucay prospect, located in Arequipa, Peru. Mr. Edgard Corrales is a member of the Management Committee of Apu Coropuna.

Asarco LLC, a subsidiary of Grupo Mexico, and AMC, the parent of the Company, employ Oscar González Barron, the son of Oscar González Rocha, our Chief Executive Officer. Mr. González Barron holds the position of Chief Financial Officer at Asarco LLC and received $47,856 as his base salary along with other employment benefits that are standard for employees of Asarco LLC at that management level in 2023. Mr. Oscar González Barron holds the office of Corporate Director of Administration and Internal Control at AMC and received total compensation from AMC of $217,929 in 2023. Mr. Oscar González Rocha was not involved in the recruiting or hiring of Mr. Oscar González Barron by Asarco LLC or AMC, nor in any decision affecting Mr. González Barron’s compensation at Asarco LLC or at AMC. Mr. Oscar González Barron’s compensation was established by Asarco LLC and AMC, respectively, in accordance with their compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

It is anticipated that in the future we will enter into similar transactions with such parties.

The Audit Committee reviewed the 2023 related party transactions reported in this proxy statement and did not object to any of them. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and adopted a written policy for related party transactions on January 24, 2007, and amended it on February 23, 2007, and on April 24, 2008. During 2023, it was our policy that the Audit Committee shall review all related party transactions. Related parties were those defined as such by the SEC. We are required to report all related party transactions in our filings with the SEC and as required by accounting requirements.

Article Nine of our Certificate specifically states: “The Corporation shall not engage in any Material Affiliate Transaction unless it has been the subject of prior review by a committee of the Board of Directors with at least three members, each of whom is an Independent Director (any such committee, an “Affiliate Transactions Committee”). For purposes of this ARTICLE NINE, a “Material Affiliate Transaction” shall mean any transaction, business dealing or material financial interest in any transaction, or any series of related transactions, between Grupo México or one of its affiliates (other than the Corporation or any of the Corporation’s subsidiaries), on the one hand, and the Corporation or one of the Corporation’s subsidiaries, on the other hand, that involves consideration of more than $10,000,000 in the aggregate.”

During 2023, our policy provided that the Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

Additionally, during 2023, the policy provided that in transactions where a senior officer is related to any of our goods or services provider, the Chairman of the Audit Committee is delegated the authority to approve the transaction, unless it exceeds an aggregate consideration of more than $500,000. In the latter case, prior approval of the Audit Committee members is required.

During 2023, our policy provided that in reviewing a related party transaction the Audit Committee had to consider all of the relevant factors surrounding the transaction, including:

(1)	whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;
(2)	whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;
(3)

whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

(4)

whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

(5)	whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and/or
(6)

whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro-rata basis.

During 2023, Management reported all related party transactions to the Audit Committee at each meeting, including material transactions. On April 25, 2017, the Audit Committee created a subcommittee of related party transactions, composed of three of its members, with the authority to review related party transactions, including material affiliate related party transactions. Material related party transactions are reported to the full Board of Directors. During 2023, our policy provided a presumption that the Audit Committee has approved or ratified the related party transaction if it has reviewed the transaction and made no observations or objections to the same.

During the second half of 2019, at the direction of the Audit Committee and with the input of the subcommittee of related party transactions, management undertook to revise our internal policies and procedures to establish channels of reporting and review and approval requirements for related party transactions. This revised policy was developed to complement our existing practices covering related party transactions, including the Audit Committee’s policy described above. While the revised policy addressed the subject of related party transactions and the potential conflict of interest they present generally, a particular focus of the revised policy is to assist our employee base to identify potential transactions described by Article Nine of our Certificate as early as possible and establish a chain of internal reporting to help ensure that we do not engage in any Material Affiliate Transaction (as defined in Article Nine of our Certificate) unless that transaction has been the subject of prior review by a committee of three independent members of our board of directors. This revised policy was approved by our Board of Directors at its meeting on February 20, 2020.

As an example of the revised policy’s enhanced control functions, related party transactions with consideration between $8,000,000 and $10,000,000 are to be pre-approved by our General Counsel and Chief Financial Officer. If the General Counsel and Chief Financial Officer have any questions about the consideration amount, they may refer a proposed related party transaction to the committee of three independent directors for consideration.

CONTROLLED COMPANY EXCEPTION TO NYSE RULES

A company of which more than 50% of the voting power for the election of directors is held by a single entity, a “controlled company,” is not required to comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nominating/corporate governance committees.

We are a controlled company as defined by the rules of the NYSE. Grupo Mexico owns indirectly 88.9% of our stock as of December 31, 2023, and controls the voting power for the election of directors. We have relied upon the exemptions to the corporate governance rules of the NYSE, and thus neither our Compensation Committee nor our Corporate Governance and Disclosure Committee are comprised entirely of independent directors. We have three special independent directors nominated by the Special Nominating Committee: Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán. Messrs. Vicente Ariztegui Andreve and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors. At its meetings on January 25, 2024, April 1, 2024 and April 10, 2024, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán, Vicente Ariztegui Andreve, Enrique Castillo Sánchez Mejorada, Javier Arrigunaga and Jose Pedro Valenzuela Rionda are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters, and Code of Ethics

We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Corporate Governance and Disclosure, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, comptroller, all other officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our website at www.southerncoppercorp.com. We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller, director, and other persons performing similar functions as required by the NYSE rules.

Board Leadership Structure

The Board of Directors believes that its current leadership structure, in which the roles of Chairman and Chief Executive Officer are separated, best serve the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, including its oversight of management, and the Company’s overall corporate governance. Mr. Germán Larrea Mota-Velasco is the Chairman of our Board of Directors and Mr. Oscar González Rocha, the President

of the Company, is our Chief Executive Officer. This structure is optimal because it provides two leaders for the Company and it allows our CEO to focus on managing the business, while our Chairman drives accountability at the Board level, resulting in a more effective organization.

Risk Oversight Process

Executive management of the Company, with the assistance of internal audit and other management committees and key personnel reviews periodically the Company’s risk management process, including operational, legal, financial, governmental, environmental, corporate governance, credit, cybersecurity, and liquidity risk matters. Additionally, executive management reports to the Audit Committee significant risk findings and the Audit Committee then reports such findings to the entire Board of Directors. The Board of Directors has the ultimate oversight role to monitor how executive management manages the material risks associated with the Company’s operations.

It is the competence of the Audit Committee to review and discuss with executive management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Additionally, the Board’s Corporate Governance and Disclosure Committee’s duties include overseeing and reviewing periodically with the Chief Executive Officer, the Chief Financial Officer, the proper officers, employees, and committees of the Company, the internal and external auditors, and the Audit Committee the effectiveness of the Company’s disclosure controls and procedures, internal controls, and risk assessments, and the quality and adequacy of the disclosures that the Company makes in the periodic reports it files with the SEC. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Oversight of Cybersecurity Process

The Board of Directors is responsible for global oversight of our strategic and operational risks. The Audit Committee assists the Board of Directors with this responsibility by overseeing the Company’s risk management strategies with respect to cybersecurity and data security risks and disclosures. Our information security strategy is led by the Technology and Information Security Director (“TISD”) and the Information Security Subdirector (“ISD”), with support from the Chief Information Security Officer (“CISO”) of Grupo Mexico. Our TISD reports periodically to the Audit Committee on risk assessment that highlight cybersecurity risks and cybersecurity risk and anti-fraud mitigation actions, including the status of projects to strengthen our security systems and improve incident readiness, existing and emerging threat landscapes, and results of third-party assessments. The Audit Committee, in turn, reports its findings to the full Board of Directors. The Board receives additional support from our holding company AMC, through the AMC Productivity Committee and AMC Risk Committee, which convene several times a year for information security and cybersecurity matters.

Our Approach to Environmental, Social and Governance

We recognize the importance of effective integration and management of key environmental, social and governance (“ESG”) matters and we are committed to continue to align our sustainability programs with leading practices. We believe that a strong ESG performance is imperative to our long-term success and our ability to deliver shared value to our stakeholders.

Our sustainability strategy seeks to achieve responsible production practices at our operations while maintaining our core values of occupational health and safety, human capital development and transparent disclosures. The 2022 Sustainability Development Annual Report issued by Grupo Mexico in April 2023, includes detailed information about Southern Copper’s efforts on the social, environmental, and corporate governance fronts. To provide more information on our key achievements on sustainable development, we have published a supplement to the 2022 Sustainability Development Report detailing the following highlights:

SCC’s Sustainability Highlights
ISO 45001 certification	Top 10% of performance		Local Community Investment	Task Force on Climate-Related Disclosures (TCFD)
All of SCC’s operating units obtained ISO 45001 for occupational health and safety management.	SCC is registered by S&P Global in its Corporate Sustainability Assessment (CSA) as a top 10% performer in the mining sector.	SCC achieved some of the highest scores in 2023 for key CSA indicators on the Dow Jones Sustainability Index for the Latin American region.	During 2023, SCC trained 2,087 individuals in the mining communities.	SCC achieved a score of 100 in the Task Force on Climate-Related Disclosures (TCDF) category.

Climate Strategy

SCC recognizes the importance and urgency of tackling climate change, and we are committed to preserving and improving the environment by implementing measures to generate a positive impact on biodiversity at our operations. We aim to promote sustainable development that will benefit future generations and we are committed to continue to improve our environmental performance at our operations to enable a smooth transition to a green economy. To this end, we have certified all our operations environmental management systems in ISO 14001. SCC is also committed to support the objectives of the Paris Agreement on climate change, to preserve the environment, minimize our environmental footprint and effectively manage climate-related risks and opportunities. Some of our key initiatives in this area include:

Environmental Risk Management	Water Efficiency
Our governance framework by implementing a new internal Tailings System Review Committee to bolster safety management and communication between operations and top management.

SCC is currently recovering about six thousand cubic meters of water per day through the new tailings filtering plant in Quebrada Honda, Peru, which is equivalent to 0.6 m3 of water per ton of tailings.

Biodiversity	Reforestation

The Environmental Management Unit at Buenavista del Cobre obtained certification from the Wildlife Habitat Council in recognition of our contributions to efforts to prevent the extinction of the Mexican grey wolf.

Through tour efforts to achieve zero net deforestation, SCC has reforested an area larger than the area impacted, which generate a net positive impact on biodiversity, particularly in areas close to our operations.

Health and Safety

The protection of human rights and the health, safety and wellbeing of our employees and contractors are embedded in all of our activities. Highlights of our performance with regards to health and safety are as follows:

“
First Place National Competition of Mining Safety	The “Safe and Healthy Work Environment” Recognition	ISO 45001 for occupational health and safety management

In 2023, SCC won first place in the National Competition for Mining Safety, Smelter and Refinery category at the Ilo unit, recognizing SCC’s high performance on employees’ occupational safety and health.

	During 2023, SCC’s Buenavista del Cobre unit was granted the “Safe and Healthy Work Environments” recognition by the Mexican government.	All of SCC’s operating units have obtained ISO 45001 for occupational health and safety management, which reflects our use of ISO support systems in alignment with best international practices.

Human Capital and Community Outreach

We strive to support the United Nations’ Sustainable Development Goals by partnering with the communities close to our operations to achieve common objectives for social and economic development. Our Community Development model has three components:

●	Responsible coexistence to foster a positive and healthy relationships with our neighboring communities;
●	Economic development; and

●	Human capital development to optimize the skills of the community members to ensure that they become the principal drivers of their development.

Additionally, we currently operate twenty-nine community centers in Mexico and Peru that provided social services to 286,000 people during 2023. We believe these efforts positively impact the human development and quality of life of the residents in the communities where we operate.

The Copper Mark

The Copper Mark is a comprehensive assurance framework developed specifically for the copper industry. We have made significant progress towards obtaining the Copper Mark certification for responsible copper production. Our Peruvian industrial units in Toquepala, Ilo and Cuajone have signed a letter of commitment and participate in the Copper Mark Assurance Framework and all of our operating units have obtained ISO 45001 for occupational health and safety management as part of our commitment to achieve the Copper Mark certification.

Board Oversight of ESG

The Board of Directors is highly engaged with management on the evolution of SCC’s ESG practices, reporting and oversees the assessment of ESG risks as part of the development of our overall long-term strategy. ESG oversight is allocated to the Board’s Sustainability Committee, which was created to assist the Board in fulfilling its oversight and reporting responsibilities relating to environmental, corporate social responsibility and sustainability matters relevant to the Corporation. The Sustainability Committee oversees our ESG initiatives in support of organizational development and our corporate responsibility strategy and goals and supports the Board in developing and monitoring the Company's compliance with on-going commitments to best practices. The scope of the Sustainability Committee’s activities include all matters related to ESG, including the health and safety of our employees and contractors, environmental issues regarding biodiversity, water and land management, our commitment to community-based development and human rights. The Committee manages our efforts to implement and promote best ESG practices and is responsible for reviewing the sustainable development goals of the Company, evaluating the effectiveness of the strategies and compliance with the Company’s commitments for responsible production to become a leader in sustainable mining.

Executive Session of Non-Management Directors

In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board of Directors meetings. Only independent directors attend the executive sessions of non-management directors. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company’s website at www.southerncoppercorp.com.

COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance and Disclosure Committee

The primary functions of the Corporate Governance and Disclosure Committee are (a) to consider and make recommendations to the Company’s Board of Directors concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board of Directors corporate governance principles, (c) to oversee the evaluation of the Board of Directors and management, and (d) to oversee and review compliance with the disclosure and reporting standards of the Company that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the SEC, the NYSE and equivalent authorities in the countries in which the Company operates, as well as in other public communications that it regularly makes. The Chief Executive Officer, the Chief Financial Officer, the Comptroller, the Treasurer, and the persons performing accounting or financial functions are responsible to ensure compliance with these standards. Additionally, the Chief Executive Officer and the Chief Financial Officer are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting. It is also the purpose of the Corporate Governance and Disclosure Committee to

assist the Audit Committee in the performance of its responsibilities. Because we are a controlled company as defined by the NYSE we do not have a Corporate Governance and Disclosure Committee comprised entirely of independent directors. During 2023, the Committee was composed of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier Garcia de Quevedo Topete and Leonardo Contreras Lerdo de Tejada. Mr. Xavier Garcia de Quevedo Topete passed away in October 2023. The Committee met three times in 2023.

The Corporate Governance and Disclosure Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance and Disclosure Committee, to the extent permitted by law. The Corporate Governance and Disclosure Committee has the authority to delegate its authority to one or more members of the Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Corporate Governance and Disclosure Committee at its next meeting. The Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

Special Independent Directors/Special Nominating Committee

The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board of Directors. The Company does not have any other nominating committee. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

The Special Nominating Committee consists of three directors, two “Special Designees” and one “Board Designee.” The current Special Designees are Luis Miguel Palomino Bonilla and Carlos Ruiz Sacristán (each an “Initial Member”) and the current Board Designee is Leonardo Contreras Lerdo de Tejada, who in January 2024 was selected by the Board of Directors to replace Mr. Xavier Garcia de Quevedo Topete as the Board Designee after he passed away in October 2023. The Board Designee is selected annually by the Board of Directors. The Special Designees are selected annually by the members of the Board of Directors who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the Special Nominating Committee will be necessary for the adoption of any resolution or the taking of any action.

Our Certificate provides that the minimum number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

The Special Nominating Committee has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Messrs. Vicente Ariztegui Andreve and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors. At its meeting on January 25, 2024, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga, Enrique Castillo Sánchez Mejorada and Jose Pedro Valenzuela Rionda are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

The Special Nominating Committee met two times in 2023. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary (see “Proposals and Nominations of Stockholders” below).

The Special Nominating Committee’s Charter sets forth that it shall have the authority to:

●	consider and recruit candidates to fill the positions on the Board of Directors allocated to special independent directors taking into account the Board’s current composition and core competencies and the needs of the Board of Directors as a whole;
●	apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;
●	review and consider candidates from all sources;
●	conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;
●	recommend the special independent director nominees for approval by the Board of Directors and you;
●	fill any vacancy created by the removal, resignation or retirement from the Board of Directors of any special independent director; and
●	evaluate annually the Committee’s own performance and the adequacy of the charter, and report on the same to the Board of Directors

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

The Sustainability Committee

The Board of Directors established the Sustainability Committee to assist the Board in fulfilling its oversight and reporting responsibilities relating to environmental and corporate social responsibility and sustainability matters relevant to the Corporation. The primary functions of the Sustainability Committee are to support the Board of Directors in developing and monitoring the Company's compliance with on-going commitments to the environment, health and safety, communities, human rights, sustainability and corporate social responsibility (“Sustainable Development"), as well as monitoring compliance with the Company's commitment to be a leader in sustainable mining. The Sustainability Committee primarily oversees risk management and opportunities related to the following key areas:

●Health and safety of workers, contractors, and facilities as well as internal prevention programs and preventive measures to protect the communities surrounding the Company's operations.
●Environmental issues, including biodiversity, waste, water and land management, climate change and remediation.
●Community-based development, including social and community development programs, donations, relationships with indigenous communities, and educational centers sponsored by the Company, among other related activities.
●Human rights, due diligence, community assistance programs, and diversity and inclusion.
●Socio-political issues, including contributions to national and regional socio-economic development, permits and licenses, and land access.
●Corporate governance by identifying opportunities and best practices.
●Responsible sourcing, including development of local suppliers and talent mitigation of social and environmental risks associated with suppliers and contractors and conduct due diligence and oversee the supply chain processes.

Pursuant to its Charter, the duties and responsibilities of the Sustainability Committee are as follows:

1.	Review and suggest periodic adjustments to the Sustainable Development policies.
2.	Review the Sustainable Development goals of the Company, suggest adjustments to such goals to the Board and monitor the Company's compliance and progress towards its relevant strategic objectives.
3.	Evaluate the effectiveness of corporate strategies, initiatives, and practices to address emerging trends and stakeholders' concerns regarding Sustainable Development.
4.	Evaluate the performance and compliance of the Company's commitments to responsible production including, but not limited to, the Copper Mark framework.
5.	Monitor the use of resources for the fulfillment of the Sustainable Development objectives and responsibilities of the Committee.
6.	Management of Sustainable Development risks.
7.	Evaluate the effectiveness of processes and controls to identify, assess and mitigate Sustainable Development risks, particularly critical risks.
8.	Review critical incident reports and ensure adequate responses to the same.
9.	Coordinate efforts for risk management within Sustainable Development with the Audit Committee of the Company and ensure the reporting of the same to the Board.
10.	Oversee the appointment and removal, as the case may be, of auditors in charge of developing the Sustainable Development Report.
11.	Evaluate and follow up with the findings identified by the auditors.
12.	Evaluate the effectiveness of Environmental, Social, and Governance ("ESG") disclosures and, as the case may be, submit recommendations for improvement to the Board.

The Committee is comprised of three independent directors appointed by the Board and a Secretary. During 2023, the Committee was composed of Messrs. Vicente Ariztegui Andreve (Chairman), Miguel Palomino, Enrique Castillo Sanchez Mejorada. The Committee met six times in 2023. The Sustainability Committee has broad authority to act upon any relevant matter it deems necessary to carry out its oversight duties and performs any special projects as directed by the Board. The Committee also undergoes an annual self-assessment and periodically evaluates the adequacy of this Charter. The committee reports regularly to the Board on the topics discussed by the Committee and on the results of its annual self-assessment.

COMPENSATION OF DIRECTORS

2023 Director Compensation Table

	Fees Earned	Stock	Stock	Stock	Stock
	or Paid in	Awards (a)	Awards (b)	Awards (c)	Awards (d)
Name	Cash ($)	$	$	$	$	Total
Germán Larrea Mota-Velasco	$52,000	$28,480	$30,784	$33,588	$28,612	$173,464
Oscar González Rocha	—	—	—	—	—
Vicente Ariztegui Andreve	$82,000	$28,480	$30,784	$33,588	$28,612	$203,464
Enrique Castillo Sánchez Mejorada	$82,000	$28,480	30,784	$33,588	$28,612	$203,464
Leonardo Contreras Lerdo de Tejada	$52,000	$28,480	$30,784	$33,588	$28,612	$173,464
Xavier García de Quevedo Topete (e)	$39,000	$28,480	$30,784	$33,588	$—	$131,852
Luis Miguel Palomino Bonilla	$82,000	$28,480	$30,784	$33,588	$28,612	$203,464
Gilberto Perezalonso Cifuentes	$39,000	$28,480	30,784	33,588	—	131,852
Carlos Ruiz Sacristán	$52,000	$28,480	$30,784	$33,588	$28,612	$173,464
(a)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the February 24, 2023 grant date, which was $71.20.
(b)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the May 1, 2023 grant date, which was $76.96.
(c)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the July 27, 2023 grant date, which was $83.97.

(d)	The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the October 27, 2023 grant date, which was $71.53.
(e)	Mr. Xavier Garcia de Quevedo Topete passed away in October 2023.

Each non-employee director receives compensation in the amount of $20,000 per year and $8,000 for attendance in person at each meeting of the Board. Commencing with the second quarter of 2021, the $20,000 annual cash compensation shall be paid quarterly and conditioned upon the attendance of each director to each Board meeting. For committee attendance the fee is $6,000. If the participation to the Board is by telephone conference the compensation is $1,000 for each meeting. All directors are reimbursed by us for all meeting-related expenses.

We have a Directors’ Stock Award Plan which entitles our non-employee directors to an award of 1,600 shares of Common Stock upon election to the Board of Directors and are eligible to receive 1,600 additional shares of Common Stock per year thereafter. Commencing with the second quarter of 2021, eligible Directors receive quarterly awards of 400 Shares, contingent upon the attendance of each director of each quarterly Board meeting. The fair value of the award is measured each year as of the date of each grant. The award is not subject to vesting requirements.

The information set forth below reflects the shares of our Common Stock granted under the Directors’ Stock Award Plan outstanding and held by each of the directors as of December 31, 2023.

Southern Copper Corporation

Shares of Common
Stock Beneficially
Owned
Germán Larrea Mota-Velasco	32,566
Oscar González Rocha	1,212
Vicente Ariztegui Andreve	9,600
Enrique Castillo Sánchez Mejorada	6,000
Leonardo Contreras Lerdo de Tejada	5,600
Xavier García de Quevedo Topete (a)	16,438
Luis Miguel Palomino Bonilla	12,614
Gilberto Perezalonso Cifuentes	28,541
Carlos Ruiz Sacristán	23,474

(a)	Mr. Xavier Garcia de Quevedo Topete passed away in October 2023.

ATTENDANCE OF DIRECTORS

The Board of Directors met four times at its regularly scheduled meetings in 2023, with 100% attendance by all directors except for Gilberto Perezalonso Cifuentes, who attended 75% of the meetings. Mr. Xavier Garcia de Quevedo Topete, who passed away in October 2023, attended 100% of the meetings held during the period for which he was serving as a director of the Company.

During 2023 each member of the Board of Directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings and videoconferences held by all committees of the Board of Directors on which such person served (during the periods that such person served).

We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Oscar González Rocha, our Chief Executive Officer, chaired the 2023 annual meeting of stockholders and Mr. Jorge Lazalde, our Secretary, recorded the minutes of the meeting.

COMMUNICATIONS WITH DIRECTORS

You or other interested persons wishing to write to our Board of Directors or a specified director or committee of the Board, including our non-management directors or independent directors, should send correspondence to our Secretary or Assistant Secretary at Southern Copper Corporation, 7310 North 16th Street , Suite 135, Phoenix, AZ 85020, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, C.P. 15038, Peru,

or at Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Delegacion Miguel Hidalgo, Mexico City, C.P. 11000, Mexico.

All communications so received from you or other interested parties will be forwarded to the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. This process will assist the Board of Directors in reviewing and responding to communications in an appropriate manner. The Board of Directors has instructed our Corporate Secretary to review such correspondence and, at his discretion, to not forward items he deems to be commercial or frivolous in nature, or otherwise inappropriate for the Board’s consideration.

DELINQUENT SECTION 16 (a) REPORTS

Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and owners of more than ten percent of our Common Stock were complied with in 2023, with the exception of one of our directors. Mr. Vicente Ariztegui Andreve filed one late report covering the sale of 1,500 shares on February 27, 2023.

APPROVAL OF MANAGEMENT PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals:

PROPOSAL TO ELECT TEN DIRECTORS

The Board of Directors has nominated and recommends that you vote in favor of the election of Messrs. Vicente Ariztegui Andreve, Javier Arrigunaga, Enrique Castillo Sánchez Mejorada, Leonardo Contreras Lerdo de Tejada, Oscar González Rocha, Germán Larrea Mota-Velasco, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán and Jose Pedro Valenzuela Rionda as directors of the Company to represent you until their respective successors shall have been duly elected.

A plurality of the votes cast by you is required for the election of the ten directors. Abstentions are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. Broker non-votes will not be counted in determining the outcome of the election of the ten director nominees at the annual meeting on May 24, 2024. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to elect directors.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

Galaz, Yamazaki, Ruiz Urquiza S.C. is a member firm of Deloitte Touche Tohmatsu Limited, a private company limited by guarantee incorporated in England and Wales. Deloitte Touche Tohmatsu’s Global Energy and Resources practice provides comprehensive, integrated solutions to the electric power, oil and gas, mining, and water sectors through its member firms around the world. These solutions address the range of challenges energy and resources companies face as they adapt to a changing regulatory environment, to political, economic and market pressure and to technological development. Deloitte and Touche LLP, a subsidiary of Deloitte LLP, and a member of Deloitte Touche Tohmatsu Limited, were our independent accountants for the year ended December 31, 2023. Galaz, Yamazaki, Ruiz Urquiza S.C. have been our independent accountants since 2009.

The Board of Directors recommends that you ratify the selection by the Audit Committee of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for the calendar year 2024. To the Audit Committee’s knowledge, neither Galaz, Yamazaki, Ruiz Urquiza S.C. nor any of its members have any direct or material indirect financial interest in us or our subsidiaries other than for services rendered to the Company as described in this proxy statement. A representative of Galaz, Yamazaki, Ruiz Urquiza S.C. will have an opportunity to make a statement and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means at the meeting by the holders of shares of

Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes. Abstentions are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement. Because brokers have discretionary authority to vote on the ratification of the appointment of independent accountants we do not expect any broker non-votes in connection with this proposal. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to ratify the selection of the independent accountants.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s objectives in compensating its Named Executive Officers are to encourage the achievement of its business objectives and superior corporate performance by its Named Executive Officers. The principal objective of the Company’s compensation practices is to reward and retain executives with key core competency critical to its long-term management strategy. The Company believes that its executive compensation practices align compensation with its business values and strategy. The Board of Directors recommends that you vote in favor of the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is not intended to cover any specific item of compensation, but rather the overall compensation of our Named Executive Officers. As an advisory vote, this proposal is not binding. However, the Compensation Committee and the Board intend to consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of a majority of the votes cast in person or by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes. Abstentions and broker non-votes are not counted either as votes cast “For” or “Against” the proposal. If we receive a signed proxy with no voting Instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS

Under SEC rules, proposals of stockholders intended to be presented at our 2024 annual meeting of stockholders must be received by us at our principal executive office in the United States (7310 North 16th Street, Suite135, Phoenix, AZ 85020, USA) by December 16, 2023, to be considered for inclusion in our proxy statement and form of proxy.

In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary or Assistant Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, your nominations or proposals intended to be presented at our 2024 annual meeting of stockholders must be received by us by February 26, 2024, but not before January 27, 2024 (unless the date of the 2024 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2023 meeting).

OTHER INFORMATION

We are not aware of any other matters to be presented for consideration or action by the stockholders at the meeting. If, however, any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters. The cost of soliciting proxies in the accompanying form will be borne by us. Computershare has been employed to render some services for a net fee of $1,200, plus reasonable out-of-pocket expenses, to be paid by us. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation
Jorge Lazalde
Secretary

Phoenix, Arizona, April 12, 2024

1UPX 01 - German Larrea Mota-Velasco 05 - Enrique Castillo Sanchez Mejorada 07 - Luis Miguel Palomino Bonilla 02 - Oscar Gonzalez Rocha 04 - Javier Arrigunaga 08 - Gilberto Perezalonso Cifuentes 03 - Vicente Ariztegui Andreve 06 - Leonardo Contreras Lerdo de Tejada For Withhold 09 - Carlos Ruiz Sacristan 10 - Jose Pedro Valenzuela Rionda For Withhold For Withhold Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03YXHF + + q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. q Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. 2. To ratify the selection by the Audit Committee of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for calendar year 2024; and 3. Approve, by non-binding vote, executive compensation. 1. To elect our ten directors, who will serve until the 2025 annual meeting; For Against Abstain Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. For Against Abstain You may vote online instead of mailing this card. Online Go to www.envisionreport.com/SCCO or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCCO Your vote matters – here’s how to vote!

Proxy — SOUTHERN COPPER CORPORATION q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held May 24, 2024. + The undersigned hereby appoints OSCAR GONZALEZ ROCHA and JORGE LAZALDE, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held virtually on May 24, 2024, at 9:00 A.M., Mexico City Time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting. Holders of Common Stock are entitled to elect ten directors at the meeting. Please refer to the Proxy Statement for details. PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Important Notice regarding Internet Availability of Proxy Materials and Annual Report. The proxy statement, proxy card and annual report on Form 10-K are available at www.envisionreports.com/SCCO. If you wish to attend the virtual meeting and vote your shares visit meetnow.global/MCA7CFR. The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors, FOR Proposals 2 and 3. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. (Continued and to be marked, dated and signed, on the other side) The 2024 Annual Meeting of Stockholders of Southern Copper Corporation will be held on May 24, 2024, 9:00 A.M. Mexico City Time, virtually via the internet at meetnow.global/MCA7CFR. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.